                                                                     Exhibit 2.1

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                                                                  EXECUTION COPY

                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                            TECUMSEH PRODUCTS COMPANY

                                       AND

                           FRANKLIN ELECTRIC CO., INC.

                           Dated as of March 17, 2006

================================================================================

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE 1 SALE AND PURCHASE OF SHARES....................................     1
   1.1   Sale and Purchase of Shares.....................................     1

ARTICLE 2 PURCHASE PRICE AND PAYMENT.....................................     1
   2.1   Purchase Price..................................................     1
   2.2   Adjustment of Initial Purchase Price............................     2
   2.3   Payment of Initial Purchase Price and the Adjustment Amount.....     4
   2.4   Allocation of Final Purchase Price..............................     4

ARTICLE 3 CLOSING AND TERMINATION........................................     4
   3.1   Closing Date....................................................     4
   3.2   Closing Deliveries..............................................     4
   3.3   Termination of Agreement........................................     4
   3.4   Procedure Upon Termination......................................     5
   3.5   Effect of Termination...........................................     5

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE SELLER...................     5
   4.1   Organization and Good Standing..................................     5
   4.2   Authorization of Agreement......................................     6
   4.3   Capitalization..................................................     6
   4.4   Corporate Records...............................................     7
   4.5   Conflicts; Consents of Third Parties............................     7
   4.6   Ownership and Transfer of Shares................................     7
   4.7   Financial Statements; Inventory; Trade Receivables..............     8
   4.8   No Undisclosed Liabilities......................................     8
   4.9   Absence of Certain Developments.................................     9
   4.10  Certain Tax Matters.............................................     9
   4.11  Real Property...................................................    11
   4.12  Title, Sufficiency and Condition of Assets......................    12
   4.13  Technology and Intellectual Property............................    13
   4.14  Material Contracts..............................................    15
   4.15  Employee Benefits...............................................    18
   4.16  Labor...........................................................    19

                                TABLE OF CONTENTS
                                  (continued)

                                                                            PAGE
                                                                            ----
   4.17  Litigation......................................................    19
   4.18  Compliance with Laws; Permits...................................    20
   4.19  Environmental Matters and Safety Matters........................    20
   4.20  Financial Advisors..............................................    22
   4.21  Insurance.......................................................    22
   4.22  Product Liability...............................................    22
   4.23  Arrangements with Related Parties...............................    23
   4.24  Customers and Suppliers.........................................    23
   4.25  No Other Representations or Warranties..........................    24

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PURCHASER....................    24
   5.1   Organization and Good Standing..................................    24
   5.2   Authorization of Agreement......................................    24
   5.3   Conflicts; Consents of Third Parties............................    24
   5.4   Litigation......................................................    25
   5.5   Investment Intention............................................    25
   5.6   Financial Advisors..............................................    25
   5.7   Sufficiency of Funds............................................    25
   5.8   Acknowledgment..................................................    25

ARTICLE 6 COVENANTS......................................................    26
   6.1   Access to Management............................................    26
   6.2   Conduct of Business Pending the Closing.........................    26
   6.3   Employee Matters................................................    29
   6.4   Preservation of Records.........................................    32
   6.5   Confidentiality; Publicity......................................    32
   6.6   Use of Name.....................................................    33
   6.7   Insurance.......................................................    33
   6.8   Reasonable Commercial Efforts...................................    35
   6.9   HSR Act Compliance; Foreign Governmental Approvals..............    35
   6.10  Contacts with Suppliers, Employees and Customers................    35
   6.11  Seller Financial Commitments....................................    36

                                TABLE OF CONTENTS
                                  (continued)

                                                                            PAGE
                                                                            ----
   6.12  Intellectual Property Covenants.................................    36
   6.13  No Breaches.....................................................    36
   6.14  Noncompetition and Nonsolicitation..............................    36
   6.15  No Solicitation.................................................    38
   6.16  Additional Financial Statements.................................    38
   6.17  Termination of Related Party Arrangements.......................    38
   6.18  Section 338 Elections and Forms.................................    38
   6.19  Releases........................................................    39
   6.20  Interon Award...................................................    39

ARTICLE 7 CONDITIONS TO CLOSING..........................................    40
   7.1   Condition Precedent to Obligations of the Purchaser.............    40
   7.2   Condition Precedent to Obligations of the Seller................    40
   7.3   Conditions to Each Party's Obligations..........................    41

ARTICLE 8 DOCUMENTS TO BE DELIVERED......................................    41
   8.1   Documents to be Delivered by the Seller.........................    41
   8.2   Documents to be Delivered by the Purchaser......................    42

ARTICLE 9 INDEMNIFICATION................................................    43
   9.1   General Indemnification.........................................    43
   9.2   Limitations on Seller's Indemnification for Breaches of
         Representations and Warranties..................................    44
   9.3   Limitations on Purchaser's Indemnification for Breaches of
         Representations and Warranties..................................    45
   9.4   Limitations on Indemnification for Breaches of Section 4.19.....    45
   9.5   Survival of Representations and Warranties and Covenants........    46
   9.6   General Indemnification Procedures..............................    47
   9.7   Tax Matters.....................................................    48
   9.8   Exclusive Remedies..............................................    52

ARTICLE 10 MISCELLANEOUS.................................................    53
   10.1  Certain Definitions.............................................    53
   10.2  Payment of Transfer Taxes.......................................    61
   10.3  Expenses........................................................    61

                                TABLE OF CONTENTS
                                  (continued)

                                                                            PAGE
                                                                            ----
   10.4  Further Assurances..............................................    62
   10.5  Governing Law...................................................    62
   10.6  Submission to Jurisdiction; Consent to Service of Process.......    62
   10.7  Recovery of Fees by Prevailing Party............................    62
   10.8  Entire Agreement; Amendments and Waivers........................    62
   10.9  Table of Contents and Headings..................................    63
   10.10 Notices.........................................................    63
   10.11 Severability....................................................    63
   10.12 Binding Effect; No Third Party Beneficiaries; Assignment........    64
   10.13 Disclosure Schedules............................................    64
   10.14 Rules of Construction...........................................    64
   10.15 Counterparts....................................................    64
   10.16 Schedules, Annexes, and Exhibits................................    64

                    TABLE OF SCHEDULES, ANNEXES AND EXHIBITS

                                    Schedules

SCHEDULE                                NAME
--------                                ----
  2.3.1    Seller Accounts
  2.3.3    Purchaser Accounts
  4.3.5    Contractual Obligations to Provide Funds
  4.5.1    Conflicts
  4.5.2    Consents
   4.7     Historical Financial Statements
  4.7.2    Interim Financial Statements
   4.8     No Undisclosed Liabilities
   4.9     Absence of Certain Developments
  4.10     Tax Matters
  4.11     Real Property
 4.11.10   Leased Warehouse Property
 4.12.1    Personal Liens and Title Defects
 4.13.1    Company Intellectual Property
 4.13.2    Ownership of Company Intellectual Property
 4.13.3    Assignments of Encumbrances on Company Intellectual Property
 4.13.4    Intellectual Property or Technology Contracts
 4.13.5    Intellectual Property or Technology Royalty Obligations
 4.13.6    Intellectual Property Conflicts/Infringement
 4.13.7    Contracts Regarding Company Intellectual Property Rights
 4.13.8    Intellectual Property Claims
 4.13.9    Company Intellectual Property Access
 4.13.10   Material Computer Software
 4.13.12   Intellectual Property Subject of Assignment or Work for Hire
           Agreement
 4.14.1    Material Contracts
 4.14.3    Consents to Material Contracts
 4.14.4    Proportionality of Consideration Under Material Contracts
 4.15.1    Company Plans
 4.16.3    Work Actions
 4.16.4    Labor Charges
  4.17     Litigation
  4.19     Environmental Matters
  4.21     Insurance
  4.22     Product Liability

SCHEDULE   NAME
--------   ----
 4.23.1    Related Party Contracts
 4.23.2    Related Party Relationships
  4.24     Customers and Suppliers
  5.3.2    Purchaser Consents
   6.2     Conduct of Business Pending the Closing
6.2.2.11   Tax Returns to be Filed
  6.3.9    Company Change in Control/Severance Agreements
 6.14.1    Little Giant Pump Company Product Functions
 6.14.1A   Company Pumps
 6.14.1B   M.P. Pumps & Vairex Pumps
 6.14.1C   Pumps produced by M. P. Pumps and the Company
  6.17     Surviving Related Party Contracts

                                     Annexes

Annex 1 List of individuals to be included in the definition of "Knowledge of the Seller"

                                    Exhibits

Exhibit A   Form of Section 1445(b)(2) Tax Certificate
Exhibit B   Accounting Principles

                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT, dated as of March 17, 2006 (this "Agreement"), by and between FRANKLIN ELECTRIC CO., INC., a corporation incorporated and existing under the laws of Indiana (the "Purchaser"), and TECUMSEH PRODUCTS COMPANY, a corporation incorporated and existing under the laws of Michigan (the "Seller"). The Purchaser and the Seller are each sometimes referred to herein individually as a "Party" and together as the "Parties".

                                   WITNESSETH:

     WHEREAS, the Seller owns all of the issued and outstanding shares (the "Shares") of Capital Stock of Little Giant Pump Company, a corporation organized under the laws of the State of Oklahoma (the "Company"); and

     WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, the Shares for the Final Purchase Price and upon the terms and conditions hereinafter set forth; and

     WHEREAS, certain terms used in this Agreement are defined in Section 10.1;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the Parties hereby agree as follows:

                                   ARTICLE 1

                           SALE AND PURCHASE OF SHARES

     1.1 SALE AND PURCHASE OF SHARES. Upon the terms and subject to the conditions contained herein, at the Closing as provided in Section 3.1, the Seller shall sell, assign, transfer, convey and deliver the Shares to the Purchaser, and the Purchaser shall purchase, for the Final Purchase Price, the Shares free and clear of all Liens from the Seller. The purchase and sale of the Shares pursuant to this Agreement shall be effective as of 11:59 p.m. on the Closing Date (the "Effective Time").

                                    ARTICLE 2

                           PURCHASE PRICE AND PAYMENT

     2.1  PURCHASE PRICE.

          2.1.1 The unadjusted purchase price for the Shares shall be an amount equal to the sum of One Hundred Twenty-One Million Dollars ($121,000,000) (the "Initial Purchase Price"). The Initial Purchase Price is subject to adjustment by the Adjustment Amount pursuant to Section 2.2. The Initial Purchase Price and the Adjustment Amount shall be payable as provided in Section 2.3.

     2.2  ADJUSTMENT OF INITIAL PURCHASE PRICE.

          2.2.1 Within sixty (60) calendar days following the Closing Date (the "Adjustment Period"), the Purchaser shall prepare, or cause to be prepared, and deliver to the Seller a statement of Working Capital of the Company as of the close of business on the Closing Date (the "Closing Date Working Capital"). The Closing Date Working Capital shall be calculated in accordance with GAAP and the Accounting Principles. The Seller shall have the right to be present for any physical inventory of the Company's assets undertaken by the Purchaser in connection with preparation of the statement of Closing Date Working Capital.

          2.2.2 The statement of Closing Date Working Capital shall be final and binding on the Parties unless the Seller shall, within thirty (30) days following the delivery of the statement of Closing Date Working Capital, deliver to the Purchaser written notice of objection (the "Objection Notice") with respect to the statement of Closing Date Working Capital. The Objection Notice shall (a) set forth in reasonable detail any proposed adjustment to the statement of Closing Date Working Capital and the basis for such adjustment (including a specific dollar amount together with a reasonably detailed explanation), and (b) only include disagreements based on mathematical errors or based on the statement of Closing Date Working Capital not being calculated in accordance with Section 2.2.1. During the 30-day period following the Purchaser's delivery of the statement of Closing Date Working Capital to the Seller, the Purchaser shall grant the Seller reasonable access during normal business hours to the books and records of the Company relevant to the preparation of such statement.

          2.2.3 If the Objection Notice is delivered, the Parties shall meet with each other as soon as reasonably practical with respect to the disputed items and attempt in good faith to resolve the dispute. If the Parties are unable to reach agreement on all disputed items within thirty (30) days after delivery of the Objection Notice, either the Purchaser or the Seller may refer any unresolved disputed items to an accounting firm of national reputation selected by mutual agreement of the Purchaser and the Seller, or if the Purchaser and the Seller are unable to so agree, KPMG LLP (the "Unrelated Accounting Firm"). None of the Purchaser, the Seller or the Company (a) has, in the three-year period prior to the date of this Agreement, engaged the Unrelated Accounting Firm to perform any services in excess of One Hundred Thousand Dollars ($100,000) in any 12-month period for any such Person (other than acting as an independent arbitrator in a similar capacity as the Unrelated Accounting
Firm) or (b) will engage the Unrelated Accounting Firm to perform any service for such Person (other than acting as an independent arbitrator in a similar capacity as the Unrelated Accounting Firm) prior to the final determination of the Closing Date Working Capital and the adjustment of the Initial Purchase Price under this Section 2.2. The Purchaser and the Seller shall give the Unrelated Accounting Firm:

               (i) a copy of this Agreement, the Financial Statements, the Purchaser's statement of the Closing Date Working Capital, the Objection

          Notice, and any other relevant correspondence between the Purchaser and the Seller;

               (ii) position papers outlining each Party's respective arguments and supporting documentation for each Party's position, provided, however, that the Purchaser's positions, arguments and computations must match those set forth in the statement of the Closing Date Working Capital or agreed to with the Seller pursuant to Section 2.2.3 above, and the Seller's positions, arguments and computations must match those set forth in the Objection Notice or agreed to with Purchaser pursuant to Section 2.2.3 above; and

               (iii) access to the books and records of the Company, including any work papers or other schedules prepared by each Party's accountants (subject to compliance with such Party's accountants' customary procedures for release) relating to the preparation of the statement of the Closing Date Working Capital and the Objection Notice.

The Unrelated Accounting Firm shall be directed to render a written report as promptly as practicable and, in any event, within thirty (30) days of the receipt of the deliveries required by this Section 2.2.3, on the unresolved disputed items and to resolve only those issues of dispute set forth in the Objection Notice. The Unrelated Accounting Firm shall resolve such issues of dispute in accordance with GAAP and the Accounting Principles. The resolution of the dispute by the Unrelated Accounting Firm shall be final and binding on the Parties and may be entered and enforced in any court of competent jurisdiction. The fees and expenses of the Unrelated Accounting Firm shall be borne equally by the Seller and the Purchaser.

          2.2.4 Upon final determination of the Closing Date Working Capital, the Initial Purchase Price shall be (a) increased dollar for dollar to the extent the Closing Date Working Capital exceeds the sum of (1) the Target Working Capital plus (2) One Million Seven Hundred Fifty Thousand Dollars ($1,750,000), or (b) decreased dollar for dollar to the extent the Closing Date Working Capital is less than the sum of (1) the Target Working Capital less (2) One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) (the result being, the "Final Purchase Price"); provided, however, that to the extent that the Seller has not paid its agreed portion of Transfer Taxes in accordance with
Section 10.2 then, notwithstanding anything to the contrary in this Agreement, the Final Purchase Price shall be reduced dollar-for-dollar by an amount equal to such portion of the subject Transfer Taxes.

          2.2.5 The difference between the Initial Purchase Price and the Final Purchase Price (the "Adjustment Amount") shall be paid by the Purchaser to the Seller, or by the Seller to the Purchaser, as the case may be. In the event the Final Purchase Price is (a) greater than the Initial Purchase Price, the Purchaser shall pay to the Seller the Adjustment Amount, or (b) less than the Initial Purchase Price, the Seller shall pay to the Purchaser the Adjustment Amount. Payment of the Adjustment Amount shall be made in accordance with
Section 2.3.3. Until paid, the Adjustment Amount shall bear interest determined by computing simple interest on the Adjustment Amount from the Closing Date to the date of payment at the rate of interest announced publicy by Citibank, N.A. from time to time as its "reference rate" (on the basis of a 365-day year).

     2.3 PAYMENT OF INITIAL PURCHASE PRICE AND THE ADJUSTMENT AMOUNT.

          2.3.1 At the Closing, the Purchaser shall pay to the Seller an amount equal to the Initial Purchase Price by wire transfer of immediately available funds to an account or accounts designated by the Seller on Schedule 2.3.1.

          2.3.2 Within five (5) Business Days after the Parties agree on the Closing Date Working Capital in accordance with Section 2.2, the Adjustment Amount as determined in accordance with Section 2.2.4 shall be paid by the applicable Party to the other Party.

          2.3.3 Payment of the Adjustment Amount shall be made by wire transfer of immediately available funds, if to the Seller by the Purchaser to the account or accounts designated by the Seller on Schedule 2.3.1, and if to the Purchaser by the Seller to the account or accounts designated by the Purchaser on Schedule 2.3.3.

     2.4 ALLOCATION OF FINAL PURCHASE PRICE. The Final Purchase Price shall be allocated in accordance with Section 6.18.2.

                                   ARTICLE 3

                             CLOSING AND TERMINATION

     3.1 CLOSING DATE. The closing of the sale and purchase of the Shares (the "Closing") shall take place at the offices of Miller, Canfield, Paddock and Stone, P.L.C., located at 840 West Long Lake Road, Suite 200, Troy, Michigan, 48098 at 10:00 a.m., local time, on the 3rd Business Day after the conditions to Closing set forth in Section 7.1, Section 7.2 and Section 7.3 (other than those to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived by the Party entitled to waive such condition, or on such other date after such satisfaction or waiver and at such other time and place upon which the Seller and the Purchaser shall agree (which time and place are designated as the "Closing Date").

     3.2 CLOSING DELIVERIES.

          3.2.1 At the Closing, the Purchaser shall make the payment to the Seller specified in Section 2.3.1 and deliver to the Seller, the documents, instruments and writings specified in Section 8.2.

          3.2.2 At the Closing, the Seller shall deliver to the Purchaser the documents, instruments and writings specified in Section 8.1.

     3.3 TERMINATION OF AGREEMENT. This Agreement may be terminated prior to the Closing as follows:

          3.3.1 at the election of either the Seller or the Purchaser on or after April 30, 2006, if the Closing shall not have occurred by the close of business on such date; provided that such date shall be extended to June 1, 2006, in the event that all conditions to Closing set forth in 7.1, Section 7.2 and Section 7.3, other than those set forth in Section 7.3.1, have been or are capable of being satisfied at the time of such extension;

          3.3.2 by mutual written consent of the Seller and the Purchaser; or

          3.3.3 at the election of either the Seller or the Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

provided, however, that the Party seeking termination pursuant to Section 3.3.3 is not in breach in any material respect of any of its material representations, warranties, covenants or agreements contained in this Agreement.

     3.4 PROCEDURE UPON TERMINATION. In the event the Purchaser or the Seller, or both, elect to terminate this Agreement pursuant to Section 3.3, written notice thereof shall promptly be given to the other Party, and this Agreement shall terminate, and the purchase and sale of the Shares hereunder shall be abandoned, without further action by the Purchaser or the Seller. If this Agreement is terminated as provided herein, each Party shall redeliver all documents, work papers and other material of the other Party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, and all confidential information received by any Party with respect to the business of any other Party or its Subsidiaries or Affiliates shall be treated in accordance with the provisions of the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms of the Confidentiality Agreement.

     3.5 EFFECT OF TERMINATION. In the event this Agreement is validly terminated as provided herein, then each of the Parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Purchaser, the Company, or the Seller; provided, however, that the obligations of the Parties set forth in this Section 3.5, Section 6.5 and ARTICLE 10 shall survive any such termination and shall be enforceable hereunder notwithstanding such termination; provided, further, that nothing in this Section 3.5 shall relieve the Purchaser or the Seller of any liability for a breach of this Agreement.

                                   ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, that:

     4.1 ORGANIZATION AND GOOD STANDING. Each of the Company and the Seller is a corporation organized, validly existing and in good standing under the laws of the jurisdiction of its organization as set forth above and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has no Subsidiaries.

     4.2 AUTHORIZATION OF AGREEMENT. The Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Seller in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the "Seller Documents"), and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the other Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by the Seller and (assuming the due authorization, execution and delivery by the other Parties hereto and the parties thereto) this Agreement constitutes, and each of the other Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, subject to (a) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws affecting creditors' rights and (b) the remedy of specific performance and injunctive and other forms of equitable relief, (regardless of whether enforcement is sought in a proceeding at law or in equity) and to the discretion of the court before which any proceeding therefor may be brought.

     4.3 CAPITALIZATION.

          4.3.1 The authorized Capital Stock of the Company consists of 10,000 shares of common stock, $1.00 par value per share, of which 500 shares are issued and outstanding and constitute the Shares. No shares of Capital Stock of the Company are held by the Company as treasury stock.

          4.3.2 All of the Shares were duly authorized for issuance and are validly issued, fully paid and non-assessable.

          4.3.3 There is no existing option, warrant, call, right, commitment, subscription, or other agreement or arrangement of any character to which the Seller or the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of Capital Stock of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of Capital Stock of the Company. Neither the Seller nor the Company is a party to any voting trust or other voting agreement or arrangement with respect to any of the Shares or (except as contemplated by this Agreement) to any agreement relating to the issuance, sale, redemption, transfer, or other disposition of the Capital Stock of the Company.

          4.3.4 The Shares have not been issued in violation of, and the Shares are not subject to, any purchase option, call, right of first refusal, preemptive, subscription or similar rights under any Applicable Law, the certificate of incorporation or by-laws of the Company, any Contract to which the Company is subject, bound or a party, or otherwise. There are no voting trusts or other Contracts to which the Company is a party with respect to the voting of the Capital Stock of the Company.

          4.3.5 There is no Capital Stock of the Company reserved for issuance for any purpose. Except as set forth on Schedule 4.3.5, there are no outstanding contractual obligations of the Company to provide funds or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

          4.3.6 The Company (a) does not own or hold the right to acquire any Capital Stock of any Person (b) does not have any direct or indirect equity or ownership interest in any business, or (c) is not a member of or participant in any partnership, joint venture or similar Person.

     4.4 CORPORATE RECORDS. The Seller has delivered to the Purchaser true, correct and complete copies of the certificate of incorporation and by-laws of the Company.

     4.5  CONFLICTS; CONSENTS OF THIRD PARTIES.

          4.5.1 Except as set forth in Schedule 4.5.1, none of the execution and delivery by the Seller of this Agreement and the other Seller Documents, the consummation of the transactions contemplated hereby, or compliance by the Seller with any of the provisions hereof or thereof will: (a) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws of the Company; (b) conflict with, violate, result in the breach or termination of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company is a party or by which it or any of its properties or assets is bound;
(c) violate any statute, rule, regulation, Order, warrant, judgment, injunction, law (including common law), or decree of any Governmental Body or authority by which the Company is bound or applicable to any of its properties or assets (each, an "Applicable Law"); or (d) result in the creation of any Lien upon the properties or assets of the Company except, in the case of clause (b), for such violations, breaches, terminations or defaults as would not, individually or in the aggregate, have a Company Material Adverse Effect.

          4.5.2 Except as set forth on Schedule 4.5.2, no Consent, waiver, approval, Order, authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Seller or the Company in connection with the execution and delivery of this Agreement or the other Seller Documents, or the compliance by the Seller or the Company as the case may be, with any of the provisions hereof or thereof.

          4.6 OWNERSHIP AND TRANSFER OF SHARES. The Seller is the record and beneficial owner of, and has good and valid title to, the Shares, which ownership as of the Effective Time shall be free and clear of any and all LIENS. The Seller has the corporate power and authority to sell, transfer, assign and deliver such Shares as provided in this Agreement, and such delivery will convey to the Purchaser good and valid title to such Shares, free and clear of any and all Liens as of the Effective Time.

     4.7 FINANCIAL STATEMENTS; INVENTORY; TRADE RECEIVABLES.

          4.7.1 Schedule 4.7.1 contains the unaudited balance sheet of the Company as of December 31, 2005 and 2004 and the unaudited statements of income of the Company for the years ended December 31, 2005 and 2004 (the unaudited balance sheet of the Company as of December 31, 2005 is referred to herein as the "Balance Sheet," the financial statements described in this Section 4.7.1, are collectively referred to herein as the "Historical Financial Statements," and December 31, 2005, is referred to herein as the "Balance Sheet Date").

          4.7.2 Schedule 4.7.2 contains the unaudited balance sheet of the Company as of February 28, 2006 and the unaudited statements of income of the Company for the two-month period ended February 28, 2006 (the financial statements described in this Section 4.7.2 are collectively referred to herein as the "Interim Financial Statements," and all of the financial statements described in Sections 4.7.1 and 4.7.2 are collectively referred to herein as the "Financial Statements").

          4.7.3 Each balance sheet included in the Financial Statements presents fairly in all material respects the financial position of the Company as of the date thereof, and each income statement included in the Financial Statements presents fairly the results of operations of the Company for the period set forth therein, subject, in the case of the Interim Financial Statements, to normal year-end adjustments (which adjustments will not be, individually or in the aggregate, material). Each of the Financial Statements has been prepared in accordance with the Accounting Principles. The books, records and accounts of the Company accurately and fairly reflect, in reasonable detail, all transactions and all items of income and expense, assets and liabilities and accruals relating to the Company.

          4.7.4 All Inventory of the Company was acquired or manufactured in the Ordinary Course of Business and is generally of a quality and quantity consistent in all material respects with past practice in the Ordinary Course of Business.

          4.7.5 All Trade Receivables represent arm's length sales in the Ordinary Course of Business, constitute valid claims of the Company, free and clear of all Liens other than Permitted Encumbrances, and are not and will not be subject to any valid claims or set off or other defense or counterclaims other than returns in the Ordinary Course of Business. Since the Balance Sheet Date, (a) there have not been any write-offs as uncollectible of any Trade Receivables, except for write-offs in the Ordinary Course of Business, and (b) there has not been a material change in the aggregate amount of Trade Receivables and amounts owing to the Company or the aging thereof.

          4.8 NO UNDISCLOSED LIABILITIES. Except as set forth on Schedule 4.8 and for liabilities and obligations (a) incurred in the Ordinary Course of Business after the Balance Sheet Date that, in any event do not exceed Fifty Thousand Dollars ($50,000) individually or in the aggregate, and (b) disclosed, reflected or reserved for in the Financial Statements, since the

Balance Sheet Date, the Company has not incurred any liability or obligation that would be required to be reflected or reserved against in the Balance Sheet in accordance with the Accounting Principles.

     4.9 ABSENCE OF CERTAIN DEVELOPMENTS. Except (a) as disclosed in the Financial Statements, (b) as expressly permitted by this Agreement, or (c) set forth on Schedule 4.9, since the Balance Sheet Date, the Company has conducted its business only in the Ordinary Course of Business, and the Company has not experienced any change that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Schedule 4.9, since the Balance Sheet Date, the Company has not taken any of the actions or permitted to occur any of the events specified in Section
6.2 or committed to do any of the foregoing.

     4.10 CERTAIN TAX MATTERS. Except as set forth on Schedule 4.10:

          4.10.1 (a) All income or franchise Tax Returns required to be filed by or on behalf of the Company have been filed in a timely manner (within any applicable extension periods) and all Tax Returns reflect accurately all liability for Taxes of the Company and are true, correct and complete in all material respects, (b) the Company has timely paid or accrued for all Taxes shown to be due on such Tax Returns, (c) no Liens for Taxes have been filed with respect to the assets of the Company and no claims are being asserted in writing with respect to any Taxes of the Company, and (d) with respect to any such Taxes so accrued for, the Company has established adequate reserves on the Financial Statements for payment for such Taxes by the Company relating to the applicable periods (or portions thereof) for which a Tax Return was required to be filed for Taxes that are not then due or payable, and has or will establish adequate reserves for Taxes relating to subsequent periods through the Closing;

          4.10.2 (a) The Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations, (b) no property of the Company is "tax exempt use property" within the meaning of Section 168(h) of the Code or "tax exempt bond financed property" within the meaning of Section 168(g) of the Code and (iii) Company is not a party to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954;

          4.10.3 The Company has complied in all material respects with all Applicable Laws, relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages and other income or compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all Applicable Laws;

          4.10.4 The Seller has made available to the Purchaser complete copies of (a) all income or franchise Tax Returns of the Company (or, in the case of Tax Returns filed for an affiliated group, the portion of such consolidated Tax Returns relating to the Company) relating to the taxable periods ending after December 31, 2002 and (b) the portions of any audit report issued within the last three years relating to any Taxes due from the Company;

          4.10.5 There are no ongoing federal, state, local or foreign audits, examinations, or other administrative proceedings or court proceedings by any taxing authority with regard to any Tax Return of the Company;

          4.10.6 The Company is not a party to any tax sharing or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing;

          4.10.7 The Company has not, within the past twelve months, been contacted by, nor is the Company currently corresponding with, any state or local government with respect to its requirement to file Tax Returns or to pay any Taxes. Without limiting the foregoing, no claim has ever been made by a Governmental Authority or other taxing authority in a jurisdiction where the Company does not file reports and Tax Returns that the Company is or may be subject to taxation by that jurisdiction;

          4.10.8 There are no outstanding written requests, Contracts, Consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company;

          4.10.9 The Company is not, or, within the past five years, has not been, a party to any Contract under which the Company has agreed to share Tax liability of any Person;

          4.10.10 There are no Liens for Taxes upon the assets of the Company which are not provided for in the Financial Statements, except Liens for Taxes
(a) not yet due and payable, and (b) that are being contested in good faith by the Company and described in Schedule 4.10, for which, in the case of clauses
(a) and (b), appropriate reserves have been established in the Financial Statements;

          4.10.11 The Company has not been a member of any Affiliated Group (as such term is defined in section 1504 of the Code or any similar state statute, "Affiliated Group");

          4.10.12 The Company, either separately or as part of any Affiliated Group, has not filed a disclosure statement pursuant to Section 6662 of the Code or was required to file any such disclosure statement to avoid the imposition of any penalty, fine or addition to Tax;

          4.10.13 The Company is not bound, separately or as a group, by any Contract that has resulted in or would result in, separately or in the aggregate, in connection with this Agreement or the consummation of the transactions contemplated hereby, the payment of any "excess parachute payment" within the meaning of Section 280G of the Code; and

          4.10.14 The Company, either separately or as part of any Affiliated Group, has not participated in any way in any "tax shelter" within the meaning of Section 6111 of the Code (as in effect prior to the enactment of P.L. 108-357) or any comparable Applicable Law of jurisdictions other than the United States, or in any "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4 (as in effect at the relevant time) or any comparable Applicable Law of jurisdictions other than the United States.

     4.11 REAL PROPERTY.

          4.11.1 Schedule 4.11 sets forth a complete list of (a) all real property and interests in real property owned by the Company (individually, an "Owned Property" and collectively, the "Owned Properties"), and (b) except for the Leased Warehouse Property, all real property and interests in real property leased by the Company (individually, a "Leased Real Property" and collectively the "Leased Real Properties" and, together with the Owned Properties, being referred to herein individually as a "Company Property" and collectively as the "Company Properties"). Notwithstanding anything herein to the contrary, neither the Leased Real Properties nor the Company Properties shall include Leased Warehouse Property. The Company has good and marketable fee title to all Owned Property, free and clear of all Liens and Title Defects of any nature whatsoever, except Liens and Title Defects set forth on Schedule 4.11 and there are no Persons other than the Company in possession of any portion of the Owned Property. As used in this Agreement, "Title Defects" means any restrictive covenant, encroachment, survey defect or other encumbrance on title to the Owned Property.

          4.11.2 The Company has a valid and enforceable leasehold interest under each of the leases for the Leased Real Properties, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and, to the Knowledge of the Seller, the Company has not received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any lease for the Leased Real Properties.

          4.11.3 The Owned Property includes any properties leased by the Company pursuant to industrial revenue bonds, under purchase pursuant to any installment sales contracts, or any other similar financing arrangement. The Owned Property has direct and unimpeded access in all material respects to and from a physically open and publicly dedicated street or road for ingress and egress of vehicular and pedestrian traffic.

          4.11.4 There are no leases, subleases, licenses or other agreements under which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property that is not either Owned Real Property or Leased Real Property.

          4.11.5 All of the land, buildings, structures and other improvements used by the Company in the conduct of its business are included in the Company Properties. The Company is not a lessor or sublessor of, or makes available for use to any Person (other than the Company), (a) any Owned Property or Leased Real Property or (b) any portion of any premises otherwise occupied by the Company.

          4.11.6 The Company has obtained all appropriate certificates of occupancy, licenses, easements and rights of way, including proofs of dedication, required to use and operate the Owned Property in the manner in which the Owned Property is currently being used and operated.

          4.11.7 The Company has obtained all appropriate certificates of occupancy, licenses, easements and rights of way, including proofs of dedication, required to operate the Leased Real Property in the manner in which the Leased Real Property is currently being used and operated, other than any such instruments that are normally obtained by the lessor of property.

          4.11.8 The Company has not received notice of, and there is not any pending, or to the Knowledge of the Seller, threatened or contemplated, condemnation proceeding affecting the Company Properties or any part thereof, or any sale or other disposition of the Company Properties or any part thereof in lieu of condemnation. None of the Company Properties have suffered any material damage by fire or other casualty which has not heretofore been completely repaired and restored. No portion of the Company Properties is located in a special flood hazard area as designated by a Governmental Body.

          4.11.9 The buildings, structures, fixtures, equipment, building mechanical systems (including electrical, heating and air conditioning systems), and other improvements in, on or within the Company Properties, are in satisfactory operating condition and repair, subject to reasonable wear and tear and continued repair and replacement in accordance with reasonable and customary business practice.

          4.11.10 "Leased Warehouse Property" means the leases for real property set forth on Schedule 4.11.10 pursuant to which the Company leases only a portion of the premises.

     4.12 TITLE, SUFFICIENCY AND CONDITION OF ASSETS.

          4.12.1 The Company has good, valid and insurable title to, or a valid leasehold interest in, all tangible and intangible assets of the Company, including all assets reflected on the Balance Sheet, free and clear of all Liens, except (a) such Liens as are set forth in Schedule 4.12.1 or such Title Defects as are set forth in Schedule 4.12.1, (b) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the Ordinary Course of Business, Liens arising under (and only with respect to the equipment leased under) equipment leases with third parties entered into in the Ordinary Course of Business, and (c) Liens for Taxes that are described in Schedule 4.10 (the items described in Subsections (a) and (b) of this Section 4.12.1 are hereinafter referred to collectively as "Permitted Encumbrances"). No improvements located on the Owned Property violate any Lien or Title Defect. No Lien or Title Defect prohibits the use and occupation of the Owned Properties as currently used or occupied.

          4.12.2 The assets of the Company that the Purchaser will acquire as a result of the Purchaser's acquisition of the Shares on the Closing Date represent all of the assets necessary to conduct the business of the Company as presently conducted and represent all of the assets used or intended for use in the conduct of the business of the Company as presently conducted.

          4.12.3 The material machinery and equipment used regularly in the conduct of the business of the Company are in satisfactory operating condition and repair, normal wear and tear excepted.

     4.13 TECHNOLOGY AND INTELLECTUAL PROPERTY.

          4.13.1 Schedule 4.13.1 lists all letters patent, utility models, design registrations, copyrights, trademarks, trade names, brand names, logos, service marks (registered or unregistered), and domain names, in all cases both domestic and foreign, and applications for any and all of the foregoing included in the Company Intellectual Property. With respect to registered Company Intellectual Property or applications therefore, Schedule 4.13.1 sets forth a list of all jurisdictions in which such items are registered or applied for and all registration and application numbers and indicates any due dates for filings or payments concerning such Company Intellectual Property (including office action responses, affidavits of use, affidavits of continuing use, renewals, requests for extension of time, maintenance fees, application fees and foreign convention priority filings) that fall due within 90 days of the Closing Date, whether or not such due dates are extendable. The Company is the owner of record of any application, registration or grant for each item of Intellectual Property listed in Schedule 4.13.1, and has properly executed and recorded all documents necessary to perfect its title to all such Company Intellectual Property. The Company has filed all documents and paid all Taxes, fees, and other financial obligations required to maintain in force and effect all Company Intellectual Property listed in Schedule 4.13.1 until the Closing.

          4.13.2 Except as shown in Schedule 4.13.2, the Company is the sole and exclusive owner of the Company Intellectual Property. No Person has served and, to the Knowledge of the Seller, threatened to serve the Company with any written notice of a claim of ownership with respect to the Company Intellectual Property.

          4.13.3 Except as shown in Schedule 4.13.3, the Company has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the Company Intellectual Property.

          4.13.4 The Company owns or otherwise possesses (or at the time of Closing will possess) valid and enforceable rights to use all Intellectual Property and Technology currently used in the business as presently conducted and as conducted up to and through the Closing Date. Schedule 4.13.4 lists all Contracts with respect to any Intellectual Property or Technology other than Company Intellectual Property and software licenses for Desktop Software, and except pursuant to the Contracts listed on Schedule 4.13.7 the Company is not bound by or a party to any options, licenses or agreements of any kinds relating to the intellectual property of any other Person (other than software licenses for Desktop Software). With respect to Intellectual Property and Technology set forth in Schedule 4.13.4, the Company has, or prior to the Closing will be granted, licenses sufficient for the conduct of its business as conducted up to and through the Closing Date.

          4.13.5 Except as shown in Schedule 4.13.5, the Company is not under any obligation to pay any royalties or similar payments in connection with any Intellectual Property or Technology.

          4.13.6 Except as shown in Schedule 4.13.6, the conduct of the business of the Company as it is currently conducted and any of the products sold or services provided by the Company in connection therewith does not violate, conflict with or infringe the intellectual property rights of any Person. To the Knowledge of the Seller, neither the conduct of any other Person's business, nor the nature of any of the product it sells or services it provides, infringes upon or is inconsistent with any Company Intellectual Property or Technology owned by the Company. No other Person has notified the Company or the Seller in writing of a claim of the right to use in connection with similar or closely related goods and in the same geographic area any mark which is identical or confusingly similar to any of the trademarks owned by the Company.

          4.13.7 Except pursuant to the Contracts listed on Schedule 4.13.7 the Company has not granted any options, licenses or agreements of any kind relating to the Company Intellectual Property or the marketing or distribution thereof, except nonexclusive licenses to distributors and end-users in the Ordinary Course of Business. Subject to the rights of third parties set forth in Schedule
4.13.7 all Company Intellectual Property is free and clear of all Liens.

          4.13.8 Except as set forth on Schedule 4.13.8, (a) no claims are pending, or to the Knowledge of the Seller, threatened, against the Company by any Person with respect to the ownership, validity, enforceability, effectiveness or use of any Intellectual Property, and (b) since January 1, 2001, the Company has not received any communication alleging that the Company has violated any rights relating to the Intellectual Property of any Person.

          4.13.9 The Company has taken all steps required in accordance with sound business practice to establish policies and procedures requiring employees and Representatives to maintain the confidentiality of non-public information relating to the Intellectual Property and Technology, including the inventions, trade secrets, know how and other proprietary rights of the Company, and to appropriately restrict the use thereof. The Company has not made any such confidential information available to any Person other than employees of the Company, the Seller, and Affiliates of Seller, except pursuant to the written agreements set forth on Schedule 4.13.9. To the Knowledge of the Seller, the Company is not making unauthorized use of any confidential information or trade secrets of any Person, including any former employer of any past or present employee of the Company. To the Knowledge of the Seller, there has been no misappropriation of any material trade secrets or other material confidential or proprietary Company Intellectual Property of the Company by any Person.

          4.13.10 The Company owns, or has sufficient license to use, all computer software and related Technology, including source code (to the extent the Company possesses any right to such source code) operating systems, data, databases, files, documentation and other materials related thereto, that is used in or necessary for the conduct of the Company's business as currently conducted ("Computer Software"), and the consummation of the transactions contemplated hereby will not conflict with, alter or impair any such rights or require the payment of any additional fees or amounts. Schedule 4.13.10 sets forth a list of all material Computer Software (excluding Desktop Software). The Company has delivered to the Purchaser true and complete copies of all Contracts under which the Company has the right to use Computer Software (other than Desktop Software).

          4.13.11 The execution, delivery and performance of this Agreement by the Seller, and the consummation of the transactions contemplated hereby, will not impair in any material respect any right, or cause the Company to be in violation or default under any policy, Contract or Applicable Law applicable to any private, personal or proprietary information acquired by the Company or used by the Company in the conduct of its business in substantially the manner and to the extent presently conducted or contemplated.

          4.13.12 Any Intellectual Property which has been created by an independent contractor or other third party for the Company, other than Intellectual Property owned by third parties and licensed to the Company pursuant to the Contracts described in Schedule 4.13.12 is the subject of a proper written assignment and/or work made for hire agreement prescribing that such Intellectual Property is Company Intellectual Property. The Company has written agreements with past and/or present employees requiring such employees to assign all patents, inventions and other Intellectual Property rights to the Company, as necessary to protect the Company's ownership interest in the Intellectual Property developed using the resources of or on the time of the Company.

          4.13.13 "Desktop Software" means any third party office productivity Computer Software that is licensed for use on desktop or laptop "PC-class" computers or related local area network servers other than by a written agreement executed by the licensee. Desktop Software includes software licensed by shrink wrap or click wrap licenses, the Microsoft Windows class of operating system software and Microsoft Office or similar office productivity software (including individual programs contained therein).

     4.14 MATERIAL CONTRACTS.

          4.14.1 Schedule 4.14.1 sets forth all of the following Contracts to which the Company is a party or by which it is bound (collectively, the "Material Contracts"):

               4.14.1.1 consulting or employment agreement;

               4.14.1.2 covenant of the Company not to compete or other covenant restricting the development, manufacture, marketing or distribution of the products and services of the Company;

               4.14.1.3 lease or similar Contract with any Person (other than the Company) under which (A) the Company is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) the Company is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by the Company and is not terminable by the Company by notice of not more than 60 days without payment or penalty;

               4.14.1.4 under which the Company has borrowed any money from, established a line of credit with, or issued any note, bond, debenture or other evidence of indebtedness to, any Person (other than the Company) or any other note, bond, debenture or other evidence of indebtedness issued to any Person (other than the Company);

               4.14.1.5 under which (A) any Person (including the Company) has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company or (B) the Company has directly or indirectly guaranteed indebtedness, liabilities or obligations of any Person (in each case other than endorsements for the purpose of collection in the Ordinary Course of Business);

               4.14.1.6 for any joint venture, partnership or similar agreement;

               4.14.1.7 granting a Lien upon any assets or properties of the Company;

               4.14.1.8 providing for indemnification of any Person (other than the Company) with respect to liabilities relating to any current or former business of the Company or any predecessor Person;

               4.14.1.9 power of attorney;

               4.14.1.10 confidentiality agreement (other than (A) Contracts that do not relate primarily to confidentiality or non-disclosure obligations, but contain customary provisions incidental to such Contracts and (B) customary Contracts entered into in the Ordinary Course of Business that impose confidentiality and non-disclosure obligations on parties to any such Contract other than the Company);

               4.14.1.11 involving payment by the Company of more than Fifty Thousand Dollars ($50,000) or extending for a term of more than 180 days from the date of this Agreement (unless terminable without payment or penalty upon no more than 60 days' notice), other than purchase orders entered into in the Ordinary Course of Business and not in violation of this Agreement;

               4.14.1.12 involving the obligation of the Company to deliver products or services for payment of more than Fifty Thousand Dollars ($50,000) or extending for a term of more than 180 days from the date of this Agreement (unless terminable without payment or penalty upon no more than 60 days' notice), other than sales orders entered into in the Ordinary Course of Business and not in violation of this Agreement;

               4.14.1.13 unperformed Contract for the sale of any asset or property of the Company (other than Inventory sales in the Ordinary Course of Business) or the grant of any preferential rights to purchase any assets or property of the Company or requiring the Consent of any party to the transfer thereof;

               4.14.1.14 with any Governmental Entity;

               4.14.1.15 currency exchange, interest rate exchange, commodity exchange or similar Contract;

               4.14.1.16 providing for the services of any dealer, distributor, sales representative, franchisee or similar representative;

               4.14.1.17 any other Contract to which the Company is a party or by or to which the Company or any of its property or assets or business is bound or subject to that has an aggregate future liability to any Person in excess of Fifty Thousand Dollars ($50,000) and is not terminable by the Company by notice of not more than 60 days without payment or penalty; or

               4.14.1.18 any Contract other than as set forth above to which the Company is a party or by which the Company's property or assets or business is bound or subject to that is material to the Company.

          4.14.2 All Material Contracts are valid, binding and in full force and effect and are enforceable by the Company in accordance with their respective terms. The Company has performed in all material respects all obligations required to be performed by it under all Material Contracts and the Company is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the Knowledge of the Seller, no other party to any of Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. The Company has not received any notice of the intention of any party to terminate any Material Contract. Complete and correct copies of all Material Contracts, together with all modifications and amendments thereto, have been delivered to the Purchaser.

          4.14.3 Schedule 4.14.3 sets forth each Material Contract with respect to which Consent of the other party or parties thereto must be obtained by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the termination of any Material Contract, a breach, violation, default or penalty payment thereunder or any other change or modification to the terms thereof.

          4.14.4 Except as set forth on Schedule 4.14.4, all material invoices and bills issued by the Company for or under any Material Contracts to which the Company is a party or bound by, and all payments received by the Company under such Material Contracts, are fairly proportionate in all material respects to the work or services performed or other consideration provided by the Company thereunder in comparison to the work or services remaining to be performed or other consideration remaining to be provided by the Company under such Material Contracts, taking into account the total amounts payable for all work, services or consideration to be performed or provided under each for the entire term thereof, and such invoices, bills and payments are not "front-end loaded" and do not otherwise have the effect of causing the remaining amounts payable under each such Material Contract to be materially insufficient to fairly compensate for the cost of the remaining work, services or consideration to be performed or provided thereunder.

     4.15 EMPLOYEE BENEFITS.

          4.15.1 Schedule 4.15.1 sets forth a list of all employee benefit plans and arrangements maintained or contributed to by the Sellers, the Company or an ERISA Affiliate that cover current or former employees of the Company, including employee pension benefit plans, as defined in Section 3(2) of ERISA, employee welfare benefit plans, as defined in Section 3(1) of ERISA, deferred compensation plans, supplemental retirement plans, stock option plans, bonus or profit sharing plans, stock appreciation rights plans, stock purchase plans, medical, hospitalization, life, disability and other insurance plans, severance or termination pay plans and policies, vacation policies, life insurance arrangements, employment agreements, retention agreements, severance agreements and change in control agreements, whether or not described in Section 3(3) of ERISA (collectively, the "Company Plans"). Neither the Seller nor the Company or any of its ERISA Affiliates maintains or contributes to any employee benefit plans or arrangements on behalf of any current or former employee of the Company other than the Company Plans An "ERISA Affiliate" means any entity under "common control" with the Company within the meaning of Section 4001(14) of ERISA. Except for the Company Plans identified as maintained or sponsored by the Company on Schedule 4.15.1, the Seller maintains or sponsors each Company Plan.

          4.15.2 True, correct and complete copies of the following documents, with respect to each of the Company Plans, if applicable, have been made available or delivered to the Purchaser: (a) all plans and related trust documents, and amendments thereto, or written descriptions of any Company Plans not reduced to writing; (b) the most recent Forms 5500; (c) the last IRS determination letter; (d) the most recent actuarial report and (e) summary plan descriptions.

          4.15.3 The Company Plans intended to qualify under Section 401 of the Code are so qualified and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the operation of the Company Plans which is reasonably likely to cause the loss of such qualification or exemption or would cause the imposition on the Company of any material liability, penalty or tax under ERISA or the Code.

          4.15.4 The Company Plans have been maintained in accordance with their terms and with all provisions of the Code and ERISA (including rules and regulations thereunder) and other applicable federal and state laws and regulations, except where the failure to do so would result in liability to the Company. No actions, suit, claims or disputes (other than routine claims for benefits) are pending, or, to the Knowledge of Seller, threatened, that could give rise to liability on the part of the Company or any of the Company's ERISA Affiliates. No audits, inquiries, reviews, proceedings, claims or demands involving any Company Plan are pending with any Governmental Body.

          4.15.5 No Company Plan is a "multiemployer pension plan" as defined in
Section 3(37) of ERISA.

          4.15.6 All contributions to any Company Plan required to be made by the Company and any payment under any Company Plan (except those to be made from a trust qualified under Section 401(a) of the Code) required to be made by the Company for any period ending before the Closing Date have been paid, and to the extent unpaid, are reflected on the Balance Sheet.

     4.16 LABOR.

          4.16.1 The Company is not party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company.

          4.16.2 No labor organization or group of employees of the Company has made, in writing, a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Seller, threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal.

          4.16.3 Except as set forth on Schedule 4.16.3, there are no strikes, work stoppages, unfair labor practice charges, slowdowns, lockouts, arbitrations, grievances or other labor disputes pending or, to the Knowledge of the Seller, threatened against or involving the Company.

          4.16.4 Except as set forth on Schedule 4.16.4, there is no charge or complaint against the Seller or the Company pending or, to the Knowledge of the Seller, threatened, before the United States Department of Labor, any state department of labor, the Equal Employment Opportunity Commission or any comparable federal, state, local or foreign human/civil rights organization or other Governmental Body, relating to the employment or termination of employment of any current, prospective or former employee of the Company.

          4.16.5 The Company and the Seller have discharged their respective obligations in full, and have complied with all Applicable Laws, with respect to salary, wages, commissions, bonuses, overtime pay, holiday pay, sick pay, vacation pay and all other benefits for the current and former employees of the Company for all periods through the Closing Date, except such obligations not due or required to be discharged on or before the Closing Date.

     4.17 LITIGATION. Schedule 4.17 sets forth each instance in which the Company or any of its directors or officers (in their capacities as such) is, or within the past five years, has been, (a) subject to any Order or (b) a party to, or to the Knowledge of the Seller, threatened to be made a party to, any action, suit, claim, proceeding, hearing or investigation before any Governmental Body or arbitration panel, or by any third party, that, in the case of this clause (b), (i) seeks or sought, as applicable, equitable relief, or a payment in excess of One Hundred Thousand Dollars ($100,000), or (ii) questions or challenges the validity of this Agreement or any action taken or to be taken by the Company pursuant to this Agreement or in connection with the transactions contemplated hereby. The items listed on Schedule 4.17 are not reasonably expected, either individually or in the aggregate, to have a Company Material Adverse Effect.

Except as set forth on Schedule 4.17, there is no Legal Proceeding pending or, to the Knowledge of the Seller, threatened against the Company, that, individually or in the aggregate, would have a Company Material Adverse Effect if adversely determined.

     4.18 COMPLIANCE WITH LAWS; PERMITS.

          4.18.1 The Company is in compliance with all Applicable Laws in all material respects. The Company has all Permits which are material for the conduct of the Company's business as presently conducted, or the use of any Company Property as presently used.

          4.18.2 All of the Permits are valid and in full force and effect in all material respects and will not be invalidated or otherwise affected by consummation of the transactions contemplated by this Agreement. No violations are or have been recorded in respect of any Permit, no event has occurred that would allow revocation or termination or that would result in the impairment of the Company's rights with respect to any such Permit, and no proceeding is pending or, to the Knowledge of the Seller, threatened, to revoke, limit or enforce any Permit.

          4.18.3 The Company has not received any written communication since January 1, 2001 from a Governmental Body that alleges that the Company is not in compliance in any material respect with any Applicable Law. This Section 4.18.3 does not relate to Benefit Plans, which are the subject of Section 4.15; Taxes, which are the subject of Section 4.10; environmental matters, which are the subject of Section 4.19; and employee and labor matters, which are the subject of Section 4.16.

     4.19 ENVIRONMENTAL MATTERS AND SAFETY MATTERS. Except as disclosed on
Schedule 4.19:

          4.19.1 The Company is in compliance with all Environmental Laws.

          4.19.2 None of the Company or any predecessor in interest of the Company has received any claim, notice, complaint, Order or request for information from any Governmental Body or Person (i) alleging violation of, or asserting any exceedance or non-compliance with any Environmental Law or Permit,
(ii) asserting potential liability, (iii) requesting information or (iv) requesting investigation or clean-up of any site under any Environmental Law.

          4.19.3 The Company possesses and is in compliance with all government authorizations and Permits required under the Environmental Laws that are applicable and necessary to the ownership and to the conduct of the Company's business, and to the Knowledge of Seller, there are no regulatory or legislative initiatives under Environmental Laws that would require the Company to obtain additional authorizations or Permits for the conduct of the Company's business.

          4.19.4 No Hazardous Materials have been used, generated, stored or disposed of by the Company at or from any Company Properties or Former Properties in a manner that has or may lead to claims for penalties, fines, damages, cleanup costs, corrective action, response action, remedial work or injunctive relief. "Former Properties" mean all plants, offices, manufacturing facilities, stores, warehouses, buildings, fixtures, and all real property and related facilities owned, leased or operated by the Company or any of its respective predecessors prior to the date hereof, but excluding the Company Properties.

          4.19.5 None of the Company or any predecessor in interest thereof has transported Hazardous Materials or arranged for the transportation of such Hazardous Materials to any site that is the subject of federal, state or local enforcement actions, or other governmental or private investigations that may lead to claims for penalties, damages, cleanup costs, response action or remedial work.

          4.19.6 There has been no release, as defined in CERCLA or any other Environmental Law, of Hazardous Materials at or from any of the Company Properties or the Former Properties, or any migration of Hazardous Materials from any of the Company Properties or the Former Properties, for which the Company would be liable.

          4.19.7 There are no "Underground Storage Tanks," as defined in RCRA, comparable state law or other Environmental Law at any of the Company Properties nor, prior to or during the period of the Company's ownership, have there been on the Former Properties, and none have ever been located on any of the Company Properties or the Former Properties during the period of the Company's ownership.

          4.19.8 There are no asbestos-containing building materials, lead-based paint or capacitors, transformers or other equipment or fixtures containing regulated levels of PCBs located at any of the Company Properties or Former Properties that have resulted in a release of either asbestos, lead based paint or PCBs into the environment or inside any building or structure. There are no capacitors, transformers, or other equipment or fixtures containing PCBs at any of the Company Properties, nor, have there been prior to or during the period of the Company's ownership, at any of the Former Properties.

          4.19.9 The Company is in compliance in all material respects with state packaging laws that apply to products containing Hazardous Materials.

          4.19.10 The Company is in compliance in all material respects with the California Safe Drinking Water and Toxic Enforcement Act of 1986, California Health and Safety Code Sections 25249.5 et seq. and the rules and regulations promulgated thereunder.

          4.19.11 No Company Property or any Former Property, prior to or during the period of the Company's ownership, is or has been enrolled or listed in any federal or state program relating to the ranking, scoring, investigation or remediation of sites, facilities, or properties.

          4.19.12 None of the buildings, fixtures, or equipment located on the Company Properties or Former Properties or otherwise used or operated by the Company are or have been used to generate, manage, store, treat, or dispose of hazardous wastes (as defined by RCRA or comparable state Environmental Law), except in compliance with Environmental Laws.

          4.19.13 No environmental investigation, assessment or remediation, including phase 1 or phase 2 assessments, are being or have been conducted with respect to any Company Property, during the Company's ownership or operation, or Former Property, during the Company's ownership.

          4.19.14 The Company has made available for review to the Purchaser all environmental reports, audits, assessments or studies conducted by or on behalf of the Seller or the Company with respect to (i) any of the Company Properties or Former Properties, and (ii) the results of sampling and analysis of any asbestos, equipment containing PCBs, air, soil, or water (including ground and surface water), and buildings, fixtures, or equipment undertaken with respect to such Company Properties or Former Properties.

          4.19.15 The drains, pipes, trenches, pits, floors, sumps, sewers, manholes, and containment areas at the Company Properties or the Former Properties have not leaked so as to have caused, allowed, or enabled the release, as that term is defined in CERCLA and other Environmental Laws, of Hazardous Materials.

          4.19.16 The presence of Hazardous Materials, if any, in the soil, groundwater and air at the Company Properties are not such that the Company is obligated to take any actions or expend any sums i) to protect the health and safety of persons on the Company Property in connection with industrial use of the Company Properties or ii) to protect persons off the Company Properties from such Hazardous Materials or iii) to mitigate (before or after the Closing Date) such Hazardous Materials.

     4.20 FINANCIAL ADVISORS. Except for Rothschild, Inc., no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Seller in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof. The Seller shall be solely responsible for the fees of Rothschild, Inc.

     4.21 INSURANCE. Schedule 4.21 lists all insurance policies covering the material properties, assets, employees and operations of the Company (including policies providing property, casualty, liability, and workers' compensation coverage). All of such policies are the type and in the amounts customarily carried by Persons conducting businesses similar to that of the Company. All premiums due and payable in respect of such policies have been paid in full, and no default or other circumstance exists which would create the substantial likelihood of the cancellation or non-renewal of any such policy prior to the Closing Date.

     4.22 PRODUCT LIABILITY. In connection with the conduct of the Company's business prior to the Closing: (a) except as disclosed in Schedule 4.22, there are no events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which might reasonably be expected to give rise to any material liability or obligation or otherwise form the basis of any material claim based on or related to any product that is or was designed, formulated, manufactured, processed, serviced, distributed or sold by the Company or any service provided or allegedly provided by or on behalf of the Company, and (b) except as disclosed in Schedule 4.22, all products, including the packaging and advertising related thereto, which were designed, formulated, manufactured, processed, sold or placed in the stream of commerce by the Company or any services provided by the Company materially complied with Applicable Laws, and there have not been, and there are no, material defects or deficiencies in such services or products.

     4.23 ARRANGEMENTS WITH RELATED PARTIES.

          4.23.1 The Company is not a party to any Contract with (a) the Seller or any Affiliate of Seller (other than the Company), or (b) any current or former officer or director or family member thereof, or to the Knowledge of the Seller, any employee of the Company, of the Seller or of any Affiliate of the Seller (other than, in each case, employment agreements disclosed in Schedule 4.23.1, agreements described in the second sentence of Section 4.13.12, agreement on Schedule 4.14 captioned Little Giant Pump Company Consigned Stock Agreement with Tecumseh Products Company of Canada Ltd., and benefit arrangements disclosed in Schedule 4.15.1).

          4.23.2 Except as set forth on Schedule 4.23.2, no director or officer of the Company, or any family member thereof, or, to the Knowledge of the Seller, any employee of the Seller, of Seller's Affiliates, or of the Company:

               4.23.2.1 is a director, officer or employee of, or consultant to or owns, directly or indirectly, any interest in, any competitor, franchisee, supplier or customer of the Company or is in any way associated with or involved in the business of the Company (except in their capacity as a shareholder, director, officer or employee of the Company, as the case may be), other than ownership of not more than 5% of the outstanding Capital Stock of any such Person if such stock is listed on a national securities exchange or listed with the Nasdaq Stock Market, or is regularly traded in the over-the-counter market by a member of a national securities exchange;

               4.23.2.2 owns, directly or indirectly, in whole or in part, any property, asset or right, tangible or intangible, which is associated with any property, asset or right owned by the Company or the use of which is contemplated for the business of the Company; or

               4.23.2.3 has filed any patent application which arises out of any of the operations of the Company or is capable of being used or availed of in connection therewith.

     4.24 CUSTOMERS AND SUPPLIERS. Schedule 4.24 sets forth a list of the ten largest customers and a list of the ten largest suppliers (measured by dollar volume) of the Company during each of the last two calendar years. Except as set forth on Schedule 4.24, since January 1, 2005, (a) none of such customers or suppliers has terminated or reduced materially, or to the Knowledge of the Seller is threatening to terminate or reduce materially, its business with the Company, and to the Knowledge of the Seller no facts or circumstances exist or have occurred that would indicate that there has been, or that would be reasonably likely to result in, a termination or material reduction by such customer or supplier of its business with the Company, and (b) none of such customers has (i) materially altered its pattern of payments to the Company, or (ii) made any material complaint regarding pricing, product quality or service, or demanded any price adjustment material to the business done with such customer.

     4.25 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Article 4, neither Seller nor the Company makes any representations or warranties, and the Seller and the Company hereby disclaim any other representations or warranties, whether made by the Seller, the Company, or any of their respective officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or any Seller Document, or the transactions contemplated hereby.

                                   ARTICLE 5

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     The Purchaser hereby represents and warrants to the Seller, as of the date hereof and as of the Closing Date, that:

     5.1 ORGANIZATION AND GOOD STANDING. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana.

     5.2 AUTHORIZATION OF AGREEMENT. The Purchaser has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (together with this Agreement, the "Purchaser Documents"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of the Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other Parties hereto and the parties thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to (a) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws affecting creditors' rights, and (b) the remedy of specific performance and injunctive and other forms of equitable relief, (regardless of whether enforcement is sought in a proceeding at law or in equity) and to the discretion of the court before which any proceeding therefor may be brought.

     5.3 CONFLICTS; CONSENTS OF THIRD PARTIES.

          5.3.1 None of the execution and delivery by the Purchaser of this Agreement and the other Purchaser Documents, the consummation of the transactions contemplated hereby, or the compliance by the Purchaser with any of the provisions hereof or thereof will (a) conflict with, or result in the breach of, any provision of the articles of incorporation or by-laws of the

Purchaser, (b) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which the Purchaser is a party or by which the Purchaser or its properties or assets are bound, or (c) violate any statute, rule, regulation, order or decree of any Governmental Body or authority by which the Purchaser is bound, except, in the case of clauses (b), for such conflicts, violations, breaches or defaults as would not, individually or in the aggregate, have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

          5.3.2 Except as set forth on Schedule 5.3.2, no Consent, waiver, approval, Order, Permit, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by the Purchaser with any of the provisions hereof or thereof.

     5.4 LITIGATION. There are no Legal Proceedings pending or, to the Knowledge of the Purchaser, threatened, that are reasonably likely to prohibit or adversely affect the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

     5.5 INVESTMENT INTENTION. The Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act")) thereof. The Purchaser understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

     5.6 FINANCIAL ADVISORS. Except Lehman Brothers Inc., no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof. The Purchaser shall be responsible for the fees or commissions of Lehman Brothers Inc.

     5.7 SUFFICIENCY OF FUNDS. The Purchaser (a) has, and at the Closing will have, sufficient funds available to pay the Final Purchase Price and any expenses incurred by the Purchaser in connection with the transactions contemplated by this Agreement; (b) has, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder and under the other Purchaser Documents; and (iii) has not incurred any obligation, commitment, restriction or liability of any kind, absolute or contingent, present or future, which would impair or adversely affect such resources and capabilities.

     5.8 ACKNOWLEDGMENT. The Purchaser acknowledges and agrees that the only representations, warranties, covenants and agreements made by the Seller are the representations, warranties, covenants, and agreements made in this Agreement.

                                   ARTICLE 6

                                   COVENANTS

     6.1 ACCESS TO MANAGEMENT. The Seller agrees that, prior to the Closing Date, the Purchaser shall be permitted access, during normal business hours, for the purpose of confirming information reviewed by the Purchaser during the due diligence it has conducted prior hereto, to such officers, employees and Representatives of the Company as the Seller may determine in its reasonable discretion. It is understood that, as a general rule, such access will be limited to discussions with or presentations by senior management personnel of the Company.

     6.2 CONDUCT OF BUSINESS PENDING THE CLOSING.

          6.2.1 Prior to the Closing, except: (a) as set forth on Schedule 6.2,
(b) as contemplated by this Agreement, (c) as required by Applicable Law or (d) with the prior written consent of the Purchaser, the Seller shall, and shall cause the Company to:

               6.2.1.1 conduct the business of the Company only in the Ordinary Course of Business; and

               6.2.1.2 use commercially reasonable efforts to (a) preserve the present business operations, organization (including management and the sales force) and goodwill of the Company and (b) preserve the present relationship with Persons having business dealings with the Company.

          6.2.2 After the date of this Agreement and prior to the Closing, except (a) as set forth on Schedule 6.2, (b) as contemplated by this Agreement,
(c) as required by Applicable Law, or (d) with the prior written consent of the Purchaser, the Seller shall not, and shall cause the Company not to:

               6.2.2.1 declare, set aside, make or pay any dividend or other distribution in respect of the Capital Stock of the Company or repurchase, redeem or otherwise acquire any outstanding shares of the Capital Stock, or other ownership interests in, the Company, other than cash dividends paid prior to the Closing from the Company to the Seller;

               6.2.2.2 transfer, issue, sell or dispose of any shares of Capital Stock of the Company or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the Capital Stock of the Company;

               6.2.2.3 effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company;

               6.2.2.4 adopt any amendment to the certificate of incorporation or by-laws or similar governing instruments of the Company;

               6.2.2.5 with respect to the Company (a) increase the compensation of any of the Company's directors, officers, employees or independent contractors, except in the Ordinary Course of Business or pursuant to the terms of agreements or plans currently in effect and listed in the Schedule, (b) pay or agree to pay any pension, retirement allowance, severance or other employee benefit not already required or provided for under any existing plan, agreement or arrangement listed in the Schedule to any of the Company's director, officer, employee or independent contractor,
     (c) commit the Company (other than pursuant to any already existing requirement in any collective bargaining agreement listed in the Schedule) to any additional pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock option, stock appreciation right, group insurance, severance, retirement or other employee benefit plan, agreement or arrangement, or to any employment, retention or consulting agreement with or for the benefit of any of the Company's director, officer, employee or independent contractor, (d) except as required by Applicable Law or as contemplated by this Agreement, amend in any respect any such plan, agreement or arrangement of the Company, (e) assume, enter into, amend, alter or terminate any labor or collective bargaining agreement to which the Company is a party or is affected thereby, or (f) hire any officer, director, employee, agent or other similar representative for or on behalf of the Company except non-management level employees hired "at will" in the Ordinary Course of Business;

               6.2.2.6 (a) incur any additional Outstanding Indebtedness, except in the Ordinary Course of Business under the current terms of the Financial Commitments for Outstanding Indebtedness disclosed in Schedule 4.8, (b) issue any debt securities or assume, guarantee or endorse the obligations of any other Person, (c) pledge or otherwise encumber Capital Stock of the Company, (d) make any loans, advances or capital contributions to, or investments in, any other Person, (e) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon, or
     (f) incur or assume any other liabilities or obligations except in the Ordinary Course of Business;

               6.2.2.7 subject to any Lien (except for Liens that do not materially impair the use of the property subject thereto in the business as presently conducted and Permitted Encumbrances) any of the properties or assets (whether tangible or intangible) of the Company;

               6.2.2.8 acquire any properties or assets or sell, assign, transfer, convey, lease, mortgage or otherwise dispose of any of the properties or assets of the Company, except for fair consideration in the Ordinary Course of Business;

               6.2.2.9 (a) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein, or (b) otherwise acquire any assets other than in the Ordinary Course of Business, other than (in the case of this clause (b) only) any (1) acquisition of Inventory in the Ordinary Course of Business and (2) capital expenditures consistent with Section 6.2.2.22;

               6.2.2.10 adopt a plan of complete or partial liquidation or authorize or undertake a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

               6.2.2.11 (a) make or change any Tax election, adopt or change any Tax accounting method, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund or credit or take or fail to take any other action if such action or failure to take such action would increase in any material respect the Tax liability of the Company, or (b) file any income Tax Return other than those listed on
     Schedule 6.2.2.11, including any amended Tax Returns;

               6.2.2.12 change any of the accounting methods or accounting practices unless required by GAAP or Applicable Law;

               6.2.2.13 accelerate the delivery or sale of products or the incurrence of capital expenditures, or offer discounts on sale of products or premiums on purchases of raw materials, except in the Ordinary Course of Business;

               6.2.2.14 account for, manage or treat Trade Receivables or Inventory in any manner other than in the Ordinary Course of Business, or (without limiting the generality of the foregoing) write off as uncollectible any Trade Receivable or write down the value of any Inventory other than in immaterial amounts or in the Ordinary Course of Business;

               6.2.2.15 account for, manage, treat or make payments of or relating to cash, cash equivalents, certificates of deposit, commercial paper, treasury bills, treasury notes or other marketable securities held by the Company other than in the Ordinary Course of Business;

               6.2.2.16 neglect to make any expenditures to the extent budgeted in the most recent capital budget for the Company, with regard to the condition of the properties, plants and equipment of the Company;

               6.2.2.17 (a) enter into new Contracts or modify, amend, terminate or renew any Contract to which the Company is a party, in each case, which is material to the Company, except in the Ordinary Course of Business and provided that the term of any new Contract or any such modification, amendment or renewal does not exceed twelve months, and provided, further, that no loans or advances shall be made or extended to any customers in connection with any such Contract, modification, amendment or renewal, or waive, release or assign any material rights or claims therein, or (b) enter into, modify, amend, or renew any Contract to which the Company is a party outside the Ordinary Course of Business or on a basis not consistent with past practice if the dollar value of such new Contract or existing Contract to be so amended, modified or renewed is or would be in excess of Fifty Thousand Dollars ($50,000) (not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate) or the Contract would have an initial term, or renewal or extension of terms, of greater than twelve months;

               6.2.2.18 settle any claims, actions, arbitrations, disputes or other proceedings of the Company (a) that would result in the Company being enjoined in any respect or (b) for an amount which, in the aggregate, is in excess of Fifty Thousand Dollars ($50,000);

               6.2.2.19 waive any right of substantial value owned by the Company, cancel any material debt or claim owned by the Company or voluntarily suffer any extraordinary loss;

               6.2.2.20 sell, assign, transfer, license, convey or permit to lapse any rights in any of the Intellectual Property set forth in Schedule
     4.13.1 or disclose to any Person (other than in the Ordinary Course of Business) or otherwise dispose of any of the Company's trade secret, process or know-how not heretofore a matter of public knowledge, except pursuant to judicial Order or process;

               6.2.2.21 permit any of the insurance policies of the Company to be canceled or terminated or any of the coverage thereunder to lapse, without simultaneously securing replacement insurance policies which are in full force and effect and provide coverage substantially similar to or greater than under the prior insurance policies;

               6.2.2.22 take any action that (a) would make any representation or warranty of the Seller contained herein inaccurate in any respect at, or as of any time prior to, the Closing, (b) would result in any of the conditions to this Agreement set forth in Section 7.1 not being satisfied, or (c) would materially impair the ability of the Company, the Seller or the Purchaser to consummate the transactions contemplated hereby in accordance with the terms hereof or materially delay such consummation; or

               6.2.2.23 agree to take any action prohibited by this Section 6.2 with regard to the Company.

          6.2.3 Notwithstanding anything herein to the contrary in this Section 6.2, under no circumstances shall the Seller be prohibited or restricted from conducting its business with respect to Seller and Seller's Affiliates other than the Company, and engaging in or agreeing to, with respect to Seller and Seller's Affiliates other than the Company, any of the matters restricted with regard to the Company in Sections 6.2.2.6 (b), (d), (e), (f), 6.2.2.9, 6.2.2.10,
6.2.2.11, 6.2.2.12, 6.2.2.13, and 6.2.2.14 of this Agreement.

     6.3 EMPLOYEE MATTERS.

          6.3.1 The Purchaser acknowledges that by purchasing the Shares, the Company will continue to employ all of the individuals employed by the Company (including those individuals on vacation and on any Approved Absence, as defined below) as of the Closing Date ("Employees"); provided, however, that subject to Applicable Law, this Section 6.3.1 shall not require the Purchaser or the Company to continue the employment of any Employee for any specified period of time after the Closing Date. "Approved Absence" means an approved leave of absence (including active military service), short term and long term disability (including employees on workers' compensation).

          6.3.2 For a period of 24 months following the Closing Date, the Purchaser shall provide, or shall cause the Company to provide, each Employee, while employed by the Company, with: (a) a base salary or wage rate that is not less than his or her base salary or wage rate in effect immediately prior to the Closing Date; and (b) a cash incentive opportunity that is not less than the cash incentive opportunity (including gainsharing, sales incentives and merit bonuses) if any, in effect immediately prior to the Closing Date. The Purchaser shall provide or cause the Company to provide, each Employee with employee benefits (other than defined benefit pension and retiree medical benefits) that are substantially equivalent in the aggregate to the benefits provided by the Purchaser to its similarly situated employees.

          6.3.3 With respect to the Purchaser's employee benefit plans, programs and arrangements covering or otherwise benefiting any Employees on or after the Closing Date (other than any non-qualified retirement or deferred compensation plans or equity-based compensation plans), service with the Company shall be counted for purposes of eligibility to participate and vesting, and in determining the level of benefits with respect to vacation and severance benefits, to the same extent such service was counted under the corresponding Company Plans prior to the Closing Date. Such service shall not be counted for purposes of determining any other benefit accruals under any plan, program or arrangement of the Purchaser.

          6.3.4 With respect to any benefit plans of the Purchaser providing welfare benefits described in Section 3(1) of ERISA to Employees on or after the Closing Date, such plans shall credit such Employees with the deductibles, copays, annual out-of-pocket limits or similar costs paid by the Employees under corresponding Company Plans during the portion of the applicable plan year preceding the Closing Date (or preceding the end of the benefit transition period described in the Transition Services Agreement, if later) and shall waive any pre-existing condition exclusions, evidence of insurability provisions, waiting period requirements or any similar provisions, to the extent they were waived under corresponding Company Plans. On the Closing Date (or, if later, the end of the benefit transition period described in the Transition Services Agreement), and each month thereafter for the remainder of the plan year, the Seller shall provide the Purchaser with information regarding the amount of deductibles, copays, out-of-pocket limits or similar costs incurred by each Employee during the portion of the plan year preceding such date.

          6.3.5 Effective as of the Closing Date, the Purchaser shall cover, or cause the Company to cover, Employees under a defined contribution plan and trust (the "Purchaser DC Plan") and a defined benefit plan and trust, each intended to qualify under Sections 401(a) and (k) and Section 501(a) of the Code. The Purchaser shall cause the Purchaser DC Plan to permit Employees to make a direct rollover of their account balances under the Tecumseh Products Company Salaried Retirement Savings Plan to the Purchaser DC Plan. The Seller and the Purchaser shall reasonably cooperate in good faith to effect such direct rollovers as soon as practicable after the Closing Date.

          6.3.6 Subject to the limitations described herein, on and after the Closing Date, the Seller shall continue to provide retiree medical coverage under the Tecumseh Products Company Little Giant Pump Company Group Insurance Plan (the "Retiree Plan") to individuals and their eligible spouses and dependents who as of the Closing Date (a) are former employees of the Company receiving retiree medical benefits or (b) are Employees who as of the Closing Date, or within three years following the Closing Date, satisfy the eligibility requirements of the Retiree Plan (assuming that service with the Company and/or the Purchaser after the Closing Date is treated as service with the Seller) and are thus entitled to receive retiree medical benefits upon their subsequent retirement ("Company Retirees"). For the first four (4) years following the Closing Date, the Seller shall continue to provide the benefits available to similarly situated Seller retirees, former employees and employees ("Seller Retirees"), provided, however, any amendments to the Retiree Plan shall be applicable to such Company Retirees to the same extent and in the same manner as such amendments are applicable to Seller's Retirees, provided that during such four (4) year period the Seller shall not terminate the Retiree Plan as it applies to the Company's Retirees who are covered by the Retiree Plan during such period. Following the end of the above four (4) year period, Seller may make any further amendments to the Retiree Plan, including termination of the Retiree Plan, provided that (i) the benefits provided to salaried Company Retirees shall be equivalent to the benefits provided to salaried Seller Retirees, (ii) the benefits provided to hourly Company Retirees shall not be less than those provided to salaried Seller Retirees, and (iii) the Seller may terminate the Retiree Plan for Company Retirees only if it terminates the Retiree Plan for salaried Seller Retirees. All other Employees who do not meet the eligibility criteria describe above for coverage under the Retiree Plan, but who meet the eligibility criteria under the Purchaser's retiree medical benefits plan, taking into account service with the Company prior to the Closing Date, shall be covered under the Purchaser's retiree medical plan on the same basis as similarly situated employees of the Purchaser, except that such Employees shall only be eligible for such coverage if they retire from the Company after having attained age 65 and will not be eligible for such retiree benefits if they retire from the Company prior to age 65, regardless of years of service.

          6.3.7 Subject to the terms of the applicable Company Plan, the Seller shall retain all of the duties and obligations under all Company Plans that are sponsored and maintained by Seller or an ERISA Affiliate, including liability for all claims incurred under any Company Plans that provide health or welfare benefits to retirees, former employees, and current employees of the Company, and the Purchaser shall assume no liability or obligations under such plans (other than as described in the Transition Services Agreement; provided, however, that the Seller shall have no liability with respect to claims incurred by Employees under any Company Plan, other than the Retiree Plan, on and after the Closing Date (other than as required by law or as described in the Transition Services Agreement). All Company Plans that are sponsored or maintained by the Company shall remain the responsibility of the Company on and after the Closing Date.

          6.3.8 Purchaser agrees to honor, or assume where applicable, and shall cause the Company to honor, or assume where applicable, the obligations of the Seller and Company under the provisions of each change in control and severance agreement as set forth on Schedule 6.3.8. The aggregate amount of the obligations (including, any payments by the Company in connection with health and life benefits) under these change in control agreements will not exceed Five Hundred Thousand Dollars ($500,000), and Seller will be responsible for any obligations under such agreements in excess of Five Hundred Thousand Dollars ($500,000).

     6.4 PRESERVATION OF RECORDS. Subject to Section 9.7.4.2 (relating to the preservation of Tax records), the Seller and the Purchaser agree that each of them shall preserve and keep the records held by it relating to the business of the Company for a period of five (5) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, Legal Proceedings against or governmental investigations of the Seller or the Purchaser or any of their Affiliates or in order to enable the Seller or the Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event the Seller or the Purchaser wishes to destroy such records within five
(5) years of the Closing Date, such Party shall first give ninety (90) days prior written notice to the other and such other Party shall have the right at its option and expense, upon prior written notice given to such Party within that ninety (90) day period, to take possession of the records.

     6.5 CONFIDENTIALITY; PUBLICITY.

          6.5.1 Prior to the Closing, the Purchaser agrees that any information provided to the Purchaser pursuant to this Agreement shall be held by the Purchaser as confidential information in accordance with, and shall be subject to the terms of, the Confidentiality Agreement. Effective upon the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Company; provided, however, that the Purchaser acknowledges that any and all other information provided to it by the Company or the Seller concerning the Seller shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

          6.5.2 For a period of three (3) years after the Closing Date, the Seller will not, and will not permit any accountants, counsel, consultants, advisors, agents and representatives (collectively, "Representatives") of the Seller or the Seller's Affiliates to, directly or indirectly, disclose or use or authorize, license or otherwise permit other Persons to use in any way that is detrimental to the Purchaser or the Company any trade secrets or other information which is confidential, proprietary or otherwise not publicly available, including any confidential data, know-how or information relating to the business practices, products, customers, prospects, suppliers, research and development, ideas, designs, discoveries, inventions, techniques, equipment, marketing, sales, methods, manuals, strategies or financial affairs (collectively, the "Confidential Information") about (a) the Company, and (b) the Purchaser and its Affiliates obtained in the performance of this Agreement. The obligation of the Seller, its Affiliates and their respective Representatives to hold any such information in confidence will be satisfied if each exercises the same degree of care with respect to such information as it would take to preserve the confidentiality of its own similar information. In the event of a breach of the obligations hereunder by the Seller or its Affiliates or Representatives, the Parties agree that, in addition to all other available remedies, the Purchaser will be entitled to injunctive relief to enforce such obligations in any court of competent jurisdiction. Notwithstanding the foregoing, Confidential Information will not include such information which:
(x) at the time of disclosure is publicly available or becomes publicly available through no act or omission of the Seller or its Affiliates or Representatives; (y) is disclosed or furnished to the Seller after the Closing by a third Person that did not acquire the information under an obligation of confidentiality; or (z) is disclosed by the Seller under compulsion of Applicable Law.

          6.5.3 The Parties acknowledge that this Agreement and the transactions contemplated hereby are of a confidential nature and shall not be disclosed prior to the Closing except to key employees and Representatives or as required by Applicable Law. Neither the Seller nor the Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Party hereto, which approval will not be unreasonably withheld or delayed, unless, based upon advice of their respective legal counsel, disclosure is otherwise required by Applicable Law or by the applicable rules of any stock exchange or national quotation system on which the Purchaser or the Seller list securities, provided, however, that, to the extent required by Applicable Law, the Party intending to make such release shall use its commercially reasonable efforts consistent with such Applicable Law to consult with the other Parties with respect to the text thereof.

     6.6 USE OF NAME. The Purchaser agrees that it shall cause the Company to
(a) as soon as practicable after the Closing Date and in any event within nine
(9) months following the Closing Date, cease to make any use of the name Tecumseh Products Company or Tecumseh, or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the "Seller Marks"), and (b) immediately after the Closing, cease to hold itself out as having any affiliation with the Seller or any of its Affiliates. In furtherance thereof, as promptly as practicable but in no event later than nine (9) months following the Closing Date, the Purchaser shall cause the Company to remove, strike over or otherwise obliterate all the Seller Marks from all materials owned by the Company, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software, the Company's website, and other materials in any form or media; provided, however, that the Company may during such nine (9) month period continue to use any such material containing a Seller Mark to the extent that it is not practicable to remove or obliterate such Seller Mark. Notwithstanding anything herein to the contrary, following the Closing Date, the Company may sell or otherwise dispose of any finished product inventory in existence as of the Closing Date.

     6.7 INSURANCE.

          6.7.1 The Purchaser acknowledges and agrees that, upon Closing, all insurance coverage provided in relation to the Company pursuant to the policies identified on Schedule 4.21 as being maintained by the Seller or its Affiliates (other than the Company) (whether such policies are maintained with third party insurers or with the Seller or its Affiliates (other than the Company)) shall cease and no further coverage shall be available to the Company as an Affiliate of the Seller under any such policies that are "claims made" basis policies but (subject to the terms of any relevant policy) without prejudice to any accrued claims which the Company, the Seller or any Affiliate (in the latter case in relation to the Company) may have at Closing; provided, however, that, subject to the provisions of this Section 6.7, the Seller will add the Company and the Purchaser as additional insureds (if not already so listed) and Company shall retain the benefit of the policies identified on
Schedule 4.21 that are "occurrence" based policies of insurance in relation to events occurring prior to Closing but in respect of which no claim has yet arisen at the time of Closing.

          6.7.2 The Purchaser and the Seller agree that any claims made under the "occurrence based" insurance policies referred to in Section 6.7.1 in respect of the Company shall be administered and collected by the Seller (or by a claims handler appointed by the Seller) on behalf of the Company. The Purchaser shall, and shall cause the Company to, provide reasonable cooperation to the Seller to enable the Seller to comply with the requirements of the relevant insurer, and the Purchaser shall, and shall cause the Company to, provide such information and assistance as the Seller may reasonably request in connection with any such claim. Any monies received by the Seller as a result of such claims shall be paid over to the Company, net of all reasonable costs and expenses of recovery (including all reasonable handling and collection charges by any claims handler appointed by the Seller).

          6.7.3 In respect of all claims under the insurance policies referred to in Section 6.7.1 notified to insurers at the date of this Agreement and all claims subsequently brought under such insurance policies and relating to the Company, the Purchaser acknowledges that any claims made against the insurance policies referred to in Section 6.7.1 will be subject to the deductible on and any self retention provisions of each relevant insurance policy and neither the Company nor the Purchaser will be entitled to seek reimbursement of such deductible from the Seller.

          6.7.4 Notwithstanding anything to the contrary contained in the Agreement, including the provisions of ARTICLE 9:

               6.7.4.1 Purchaser acknowledges and agrees that nothing herein shall provide the Company with any rights or privileges of any sort whatsoever, and the Purchaser hereby waives any claim of right or privilege it may have, to make or pursue any claim on or receive any proceeds from or with respect to any claim on the "occurrence based" insurance policies with respect to any liability of the Company retained and paid by the Seller, including but not limited to any and all claims based upon, attributable to or resulting from asbestos containing products produced, manufactured or sold by the Company prior to the Closing Date; and

               6.7.4.2 Any Loss payable in accordance with Article 9 for which the Purchaser or the Company has pursued a claim under the "occurrence based" insurance policies shall be reduced dollar for dollar to the extent of any amounts actually recovered (after deducting directly related costs and expenses) by the Company for the Losses for which such claim was submitted.

     6.8 REASONABLE COMMERCIAL EFFORTS. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including the following: (a) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (b) the obtaining of all necessary actions or nonactions, Consents, approvals and waivers from Governmental Bodies and the making of all necessary registrations and filings (if any, including filings with Governmental Bodies) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Body, (c) the obtaining of all necessary Consents, approvals or waivers from third parties,
(d) the defending of any lawsuits or other Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Body vacated or reversed, and (e) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

     6.9 HSR ACT COMPLIANCE; FOREIGN GOVERNMENTAL APPROVALS. Each of the Purchaser and the Seller will promptly, and in any event within three (3) Business Days after execution of this Agreement, make all filings or submissions as are required under the HSR Act or any other Antitrust Law and to obtain all Foreign Governmental Approvals. For the purposes of this Agreement, the term "Foreign Governmental Approval" shall mean any Consent or Order of, with or to any foreign Governmental Body set forth on Schedule 4.5.2 or Schedule 5.3.2. Each of the Purchaser and the Seller will promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act or any other Antitrust Law or to obtain any Foreign Governmental Approval. Each of the Purchaser and the Seller will promptly provide the other with copies of all written communications (and memoranda setting forth the substance of all oral communications) between each of them or their representatives, on the one hand, and any Governmental Body, on the other hand, with respect to this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing, each of the Purchaser and the Seller will promptly notify the other of the receipt and content of any inquiries or requests for additional information made by any Governmental Body in connection therewith and shall promptly (a) comply with any such inquiry or request and (b) provide the other with a description of the information provided to any Governmental Body with respect to any such inquiry or request. In addition, each of the Purchaser and the Seller will keep the other apprised of the status of any such inquiry or request. The Purchaser and the Seller shall each be responsible for and pay 50% of all filing fees related to the matters described in this Section 6.9.

     6.10 CONTACTS WITH SUPPLIERS, EMPLOYEES AND CUSTOMERS. After the date of this Agreement and prior to the Closing, the Seller shall permit the Purchaser to have, upon reasonable advance notice to the Seller, discussions with any suppliers to, employees of, or customers of, the Company.

     6.11 SELLER FINANCIAL COMMITMENTS. The Purchaser acknowledges and agrees that, on or before the date that is thirty (30) days following the Closing Date, it shall cause any Financial Commitment made by the Seller and its Affiliates (other than the Company) with respect to the activities (financial or otherwise) of the Company to be terminated or settled or replaced by an alternate Financial Commitment from a party other than the Seller or its Affiliates (excluding the Company). For purposes of the foregoing, "Financial Commitment" shall mean any financial commitment or support, including performance bonds, parent company guarantees, bid bonds, bank guarantees or similar instruments.

     6.12 INTELLECTUAL PROPERTY COVENANTS. To the extent that Seller transfers any Intellectual Property or Technology that does not relate to the Company, or is necessary to the conduct of the business of Seller or its Affiliates (other than the Company) as conducted up to and through the Closing Date, after written notice by Seller to Purchaser, Purchaser agrees to transfer that Intellectual Property or Technology back to Seller and/or its Affiliates or, if that Intellectual Property or Technology is used by the Company, to grant Seller and/or its Affiliates a perpetual, nonexclusive, sublicensable, fully paid-up license to use that Intellectual Property or Technology to the extent that Purchaser has the right to make such grant at the Seller's sole cost and expense.

     6.13 NO BREACHES. Each of the Parties agrees that it or they will not take or cause to be taken any action which would cause or constitute a material breach of any of the representations and warranties in this Agreement made by such Party. Each of the Parties shall, in the event of, or promptly after the occurrence of, or promptly after obtaining knowledge of the occurrence of or the impending or threatened occurrence of, any fact or event, or a breach of any of the representations and warranties in this Agreement made by the Seller or the Purchaser, which would cause or constitute a material adverse affect with respect to such Party, as of the Closing Date, give detailed notice thereof to the other Party hereto; and such breaching Party shall use its commercially reasonable efforts to prevent or promptly to remedy such breach. No disclosure by any Party pursuant to this Section 6.13 shall be deemed to amend or supplement the Schedule or cure or waive any misrepresentation or breach of warranty.

     6.14 NONCOMPETITION AND NONSOLICITATION.

          6.14.1 During the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, the Seller shall not, and shall not permit its Affiliates to, either alone or in conjunction with any other Person, directly or indirectly (including as a member, agent, shareholder or investor of any Person or in any other capacity), engage in, or own, manage, operate, join, control, or participate in the ownership, management, operation, or control of, or provide products or services to or for, or provide financial or other assistance to, any Person in, the design, development, manufacture, distribution, servicing, selling or marketing of any products that are described on Schedule 6.14.1A that were designed, developed (or under development), manufactured, distributed, serviced, sold or marketed by the Company at any time prior to the Closing Date; provided, however, that nothing in this Section 6.14 shall preclude (a) M. P. Pumps, Inc. or Vairex Corporation from manufacturing, developing, improving or selling the products described on Schedule 6.14.1B, (b) the Seller from owning not more than 1% of the outstanding Capital Stock of any Person if such stock is listed on a national securities exchange or listed with the Nasdaq Stock Market, or is regularly traded in the over-the-counter market by a member of a national securities exchange, and (c) manufacturing, selling, or otherwise distributing products produced by Fasco Motors (Thailand) Limited and Fasco Australia Pty. Limited in Thailand and Australia, respectively, and distributed in Australia and New Zealand. The geographic territory to which this Section 6.14 extends is any country in which the Company has conducted business within the past three (3) years. Notwithstanding anything herein to the contrary, while this covenant is in effect, with regard to the categories of products described on Schedule 6.14.1C (which categories of products are manufactured and sold by each of M. P. Pumps and the Company as of the Closing Date), M. P. Pumps, Inc. shall not manufacture, sell, or otherwise distribute any products intended to be used in applications that would compete with the products manufactured by the Company as of the Closing Date, including those items in the Company's product catalog as of the Closing Date.

          6.14.2 The Seller agrees that, from the date hereof through the third anniversary of the Closing Date, the Seller shall not, and shall not permit its Affiliates to, directly or indirectly employ or solicit, receive or accept the performance of services by, any current employee of the Company (excluding secretarial and clerical employees), if employed by the Company or the Purchaser or any of its Affiliates at the time of the solicitation. The placing of an advertisement of a position of employment by either party or its Representatives to members of the public generally shall not constitute a breach of this Section 6.14.2.

          6.14.3 If any provision contained in this Section 6.14 will for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Section 6.14, but this Section 6.14 will be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the Parties that if any of the restrictions or covenants contained in this Section 6.14 is held to cover a geographic area or to be of a length of time which is not permitted by Applicable Law, or in any way construed to be too broad or to any extent invalid, such provision will not be construed to be null, void and of no effect. Instead, the Parties agree that a court of competent jurisdiction will construe, interpret, reform or judicially modify this Section 6.14 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as will be valid and enforceable under such Applicable Law.

          6.14.4 The Seller agrees that a violation of this Section 6.14 will cause irreparable injury to the Purchaser, and the Purchaser will be entitled, in addition to any other rights and remedies it may have at law or in equity, to apply for an injunction enjoining and restraining the Seller from doing or continuing to do any such act and any other violations or threatened violations of this Section 6.14, and the Seller consents to the entry thereof. In the event that the Seller is found to have breached any covenant in this Section 6.14 the time period provided for in that covenant shall be tolled (i.e., it shall not run) for so long as the Seller was in violation of that covenant.

     6.15 NO SOLICITATION. From the date hereof through the Closing, neither the Company nor the Seller will, nor will the Seller authorize or permit the Company or any Affiliate of the Seller or any officer, director or employee of the Company, or any investment banker or other Representative retained by the Seller or the Company or any of their respective Affiliates, to (a) directly or indirectly, solicit, initiate, encourage or participate in any way (including by way of furnishing information) in any discussion or negotiations with any Person or other entity or group (other than the Purchaser or an Affiliate of the Purchaser) concerning any merger, consolidation, sale of assets, sale of Capital Stock or similar transactions relating to the Company (each, an "Acquisition Proposal"), (b) disclose, directly or indirectly, to any Person considering an Acquisition Proposal any information concerning the Company, or (c) enter into any understanding, agreement or commitment with any third party concerning any merger, consolidation, sale of assets, sale of Capital Stock or similar transaction relating to the Company. The Company will promptly notify the Purchaser of any Acquisition Proposal and will promptly provide the Purchaser with such information regarding the Acquisition Proposal as the Purchaser may request.

     6.16 ADDITIONAL FINANCIAL STATEMENTS. The Company will furnish the Purchaser with an unaudited balance sheet and an unaudited income statement for the Company for each full monthly and quarterly period prior to the Closing Date as soon as they become available, and in any event, not later than fifteen (15) days after the end of each month for each such monthly period financial statement and fifteen (15) days after the end of each quarter for each such quarterly period financial statement. The Company will prepare each of the additional unaudited consolidated financial statements (a) on a basis consistent with the Interim Financial Statements and (b) in compliance with the representations and warranties set forth in Section 4.7.2 with respect to the Interim Financial Statements.

     6.17 TERMINATION OF RELATED PARTY ARRANGEMENTS. The Seller and the Company shall cause all Contracts described in Schedule 4.23, other than those listed in
Schedule 6.17, to be terminated immediately prior to the Closing with no further liability or obligation on the part of any party thereto.

     6.18 SECTION 338 ELECTIONS AND FORMS.

          6.18.1 With respect to the Purchaser's acquisition of the Shares hereunder, the Seller and the Purchaser hereby covenant and agree with each other that they will join in making an election under Section 338(h)(10) of the Code, and the Treasury Regulations promulgated thereunder (the "Section 338(h)(10) Election") within one (1) Business Day after the Seller and the Purchaser have agreed upon the allocation referred to in Section 6.18.2; provided, however, that in the event (a) any legislation shall have been enacted into law which (1) amends Section 338 of the Code and (2) has an effective date applicable to transactions occurring on the Closing Date, and (b) the Purchaser's independent accountants have certified that such legislation will cause the Section 338(h)(10) Election to produce a material net Tax detriment to the Purchaser or, after the Closing Date, the Company, then the Purchaser may elect not to join in making the Section 338(h)(10) Election and the provisions of this Section 6.18.1 shall be null and void. The Purchaser shall be responsible for the preparation and timely filing of Form 8023 (or any successor form) in connection with the Section 338(h)(10) Election and the Seller shall cooperate with the Purchaser to enable the Purchaser to prepare and file such form and to complete the Section 338(h)(10) Election.

          6.18.2 The Final Purchase Price, liabilities of the Company, and other relevant items shall be allocated among the assets of the Company acquired by the Purchaser as a result of the Purchaser's acquisition of the Shares pursuant hereto in accordance with the rules of Section 338(h)(10) of the Code and the Treasury Regulations promulgated thereunder. Such allocation will be based on an appraisal obtained by the Purchaser, at the Purchaser's expense, to determine the allocation for the deemed assets sale treatment resulting from the Section 338(h)(10) Election. Such allocation shall be set forth on a schedule which shall be prepared by the Purchaser and provided to the Seller within 120 days following the Closing Date for the Seller's review and approval, which approval shall not be unreasonably withheld or delayed. The Section 338(h)(10) Election shall be made on Form 8023 (or any successor form), and shall be prepared by the Purchaser and delivered by the Purchaser to the Seller as promptly as practicable, but in any event, no later than 150 days after the Closing Date. A copy of such Form 8023 (or any successor form), reviewed and signed by the Seller, shall be provided to the Purchaser by the Seller no later than 180 days after the Closing Date.

     6.19 RELEASES.

          6.19.1 Effective at the time of the Closing, the Seller hereby, without any further action, releases and forever discharges the Company and its officers, directors, employees and Affiliates (other than the Purchaser and Seller), from any and all liabilities, claims, obligations, actions, causes of action, suits at law or in equity of whatever kind or nature, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, Contracts, controversies, promises, variances, trespasses, judgments, verdicts, extents, executions, encumbrances, payments, damages, costs, attorneys fees, expenses, and demands of any kind or nature, which the Seller may have or may have had, known or unknown, from the beginning of the world through and including the Closing Date, against the Company or any of its officers, directors, employees or Affiliates (other than the Purchaser and Seller).

          6.19.2 Notwithstanding the foregoing, nothing contained in Section
6.19.1 shall constitute a release by the Seller for claims: (a) against the Purchaser arising out of the Purchaser's obligations under this Agreement or the Transition Services Agreement referred to in Section 7.1.4; or (b) against those officers, directors, and employees of the Company included in the definition of "Knowledge of the Seller" for reliance by Seller on such individuals in connection with the representations, warranties, covenants, and agreements of Seller contained or referenced in this Agreement.

     6.20 INTERON AWARD. All payments received as a result of that certain arbitration award in favor of the Company from the case captioned Little Giant Pump Company v. Interon Corporation, m/k/a Noretni Corporation, Environ Products, Inc., and Kiva Corporation, Case No. 54-181-00894-03, shall be apportioned between the Parties as follows: 80% of each payment shall be retained by the Company and 20% of each payment shall be remitted to the

Seller, until such time as the Seller has received Three Hundred Nineteen Thousand Six Hundred Forty-One and 08/100 Dollars ($319,641.08), representing the legal fees and costs paid by the Seller in connection with the subject arbitration. Purchaser shall, or shall cause the Company to remit to the Seller, the monies due hereunder within two (2) Business Days of receipt of same.

                                   ARTICLE 7

                              CONDITIONS TO CLOSING

     7.1 CONDITION PRECEDENT TO OBLIGATIONS OF THE PURCHASER. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of the following condition (which may be waived by the Purchaser in whole or in part to the extent permitted by Applicable Law):

          7.1.1 the representations and warranties made by the Seller in this Agreement qualified as to materiality or a Company Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the time of Closing as though made as of such time, except to the extent that any representation or warranty relates to an earlier date (in which case such representation or warranty qualified by a Company Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

          7.1.2 the Seller and the Company shall have performed or complied in all material respects with all obligations and covenants hereunder required to be performed or complied with by the Seller or the Company at or prior to the Closing Date;

          7.1.3 all of the Outstanding Indebtedness of the Company shall have been repaid in full and all of the obligations of the Company in connection therewith shall have been fully satisfied, released and discharged; and

          7.1.4 receipt of each of the items listed in Section 8.1.

     7.2 CONDITION PRECEDENT TO OBLIGATIONS OF THE SELLER. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of the following condition (which may be waived by the Seller in whole or in part to the extent permitted by Applicable Law):

          7.2.1 the representations and warranties made by the Purchaser in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

          7.2.2 the Purchaser shall have performed or complied in all material respects with all obligations and covenants hereunder required to be performed or complied with by the Purchaser at or prior to the Closing Date; and

          7.2.3 receipt of each of the items listed in Section 8.2.

     7.3 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each Party to effect the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by a Party in whole or in part to the extent permitted by Applicable Law):

          7.3.1 the waiting period under the HSR Act shall have expired or been terminated and any other approvals of Governmental Bodies required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired;

          7.3.2 no Applicable Law or Order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Body, and no litigation, proceeding or other legal restraint or prohibition shall be pending, threatened or in effect, that could reasonably be expected to (a) prevent consummation of any of the transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (c) affect adversely the right of the Purchaser to own the Shares or to operate the business of the Company;

          7.3.3 a Transition Services Agreement by and between the Purchaser and the Seller (to be in a form mutually acceptable to the Parties, the "Transition Services Agreement") with respect to certain transition services reasonably requested by (a) the Seller from the Purchaser in order to allow a certain Employee to complete tasks "in process" as of the Closing Date; and (b) the Purchaser from the Seller in order for the Purchaser to operate the Company's business in the Ordinary Course of Business following the Closing, with such transition services as it relates to this subsection (b) to include services relating to payroll, information technology, and accounts receivable and accounts payable services from the Seller's Shared Services Center (SSC) in Ann Arbor, Michigan; and

          7.3.4 a license agreement by and between the Company and the Seller (to be in a form mutually acceptable to the parties) with respect to the Seller's grant to the Company of a license to use United States Patents No. 5,145,323 and No. 5,238,369 entitled "Liquid Level Control With Capacitive Sensors."

                                   ARTICLE 8

                           DOCUMENTS TO BE DELIVERED

     8.1 DOCUMENTS TO BE DELIVERED BY THE SELLER. At the Closing, the Seller shall have delivered, or cause to be delivered, to the Purchaser each of the following:

          8.1.1 a stock certificate representing all of the Shares, duly endorsed in blank or accompanied by stock transfer powers duly endorsed in blank in proper form for transfer;

          8.1.2 discharges, releases and UCC-3 termination statements adequate to discharge all Liens on the Shares and the property and assets of the Company on which Liens have been placed;

          8.1.3 a certificate of the Secretary, Assistant Secretary or other officer of the Seller, certifying as of the Closing Date, (A) a true and complete copy of the resolutions duly and validly adopted by its board of directors evidencing its authorization of the execution, delivery and performance of this Agreement, (B) a true and complete copy of the certificate of incorporation or other similar governing instrument of the Company, (C) a true and complete copy of the bylaws or other similar governing instrument of the Company, and (D) incumbency matters;

          8.1.4 a certificate executed by the Seller dated as of the Closing Date, to the effect that the conditions set forth in Section 7.1.1 and Section
7.1.2 have been satisfied;

          8.1.5 a certificate of the Secretary of State or other applicable Governmental Authority certifying the good standing of each of the Seller and the Company in its jurisdiction of organization as of a date within seven days of the Closing Date;

          8.1.6 all minute books, ledgers and registers, corporate seals and other corporate records relating to the organization, ownership and maintenance of the Company;

          8.1.7 written resignations, effective as of the Closing Date, of each of the directors and officers of the Company from all directorships and offices with the Company;

          8.1.8 copies reasonably acceptable to the Purchaser of each of the Consents set forth in Schedule 4.5.2;

          8.1.9 a duly executed certification in the form attached hereto as Exhibit A from the Seller that the Seller is not a foreign person under the meaning of Treasury Regulation Section 1.1445-2(b)(2)(iii)(A). Notwithstanding anything to the contrary contained herein, if the Seller fails to provide the Purchaser with such certification, the Purchaser shall be entitled to withhold the requisite amount from the Closing Payment in accordance with Section 1445 of the Code and the Treasury Regulations promulgated thereunder; and

          8.1.10 such other documents as the Purchaser shall reasonably request.

     8.2 DOCUMENTS TO BE DELIVERED BY THE PURCHASER. At the Closing, the Purchaser shall deliver to the Seller the following:

          8.2.1 the Initial Purchase Price in accordance with Section 2.1.1;

          8.2.2 evidence of the wire transfers of the Initial Purchase Price referred to in Section 2.3.1;

          8.2.3 a certificate of the Secretary, Assistant Secretary or other officer of the Purchaser, certifying as of the Closing Date, (A) a true and complete copy of the resolutions duly and validly adopted by the board of directors of the Purchaser evidencing its authorization of the execution, delivery and performance by the Purchaser of this Agreement, (B) a true and complete copy of the articles of incorporation of Purchaser, (C) a true and complete copy of the bylaws of the Purchaser, and (D) incumbency matters;

          8.2.4 a certificate executed by the Purchaser, dated as of the Closing Date, to the effect that the conditions set forth in Section 7.2.1 and Section
7.2.2 have been satisfied; and

          8.2.5 such other documents as the Seller shall reasonably request.

                                   ARTICLE 9

                                INDEMNIFICATION

     9.1 GENERAL INDEMNIFICATION.

          9.1.1 Subject to Sections 9.2, 9.4, and 9.5, the Seller hereby agrees to indemnify and hold the Purchaser, the Company, and their respective directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the "Purchaser Indemnified Parties") harmless from and against:

               9.1.1.1 any and all Losses based upon, attributable to or resulting from any inaccuracy or breach of any representation or warranty of the Seller set forth in ARTICLE 4, or any representation or warranty contained in any certificate delivered by or on behalf of the Seller pursuant to this Agreement;

               9.1.1.2 any and all Losses based upon, attributable to or resulting from any inaccuracy or breach of any covenant or other agreement on the part of the Seller under this Agreement;

               9.1.1.3 any and all Losses resulting from the failure to obtain any Consent with respect to any Contract of the Company which provides for or requires the Consent of the other party thereto to be obtained in connection with, or as a result of, the consummation of any of the transactions contemplated by this Agreement;

               9.1.1.4 any of the litigation matters set forth on Schedule 4.17, except for claims based upon, attributable to or resulting from any (i) Interon or Interon based products, or (ii) unpurchased inventory and rebate dispute involving Lowe's Companies, Inc.;

               9.1.1.5 any claim based upon, attributable to or resulting from asbestos-containing products manufactured or sold by the Company prior to the Closing; and

               9.1.1.6 any claim for indemnification against the Company by any Person who was a director or an officer of the Company prior to the Closing Date (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise), for any claims made against such Person in his role as a director or officer of the Company and brought by Seller (whether such action, suit, proceeding, complaint, claim or demand is pursuant to this Agreement, Applicable Law, or otherwise), if such Person is entitled to indemnification from the Company.

          9.1.2 Subject to Sections 9.3 and 9.5, the Purchaser hereby agrees to indemnify and hold the Seller, and its Affiliates, and their respective directors, officers, employees, agents, successors and assigns harmless from and against:

               9.1.2.1 any and all Losses based upon, attributable to or resulting from any inaccuracy or breach of any representation or warranty of the Purchaser set forth in ARTICLE 5, or any representation or warranty contained in any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement;

               9.1.2.2 any and all Losses based upon, attributable to or resulting from any inaccuracy or breach of any covenant or other agreement on the part of the Purchaser under this Agreement; and

               9.1.2.3 claims based upon, attributable to or resulting from any Interon or Interon based products.

     9.2 LIMITATIONS ON SELLER'S INDEMNIFICATION FOR BREACHES OF REPRESENTATIONS AND WARRANTIES. Except for Losses attributable to a breach of a representation and warranty contained in Section 4.19, which is subject to the limitations on indemnification set forth in Section 9.4:

          9.2.1 Seller shall not have any liability under Section 9.1.1.1 with respect to any individual claim for the breach of a representation and warranty, unless and until the Losses claimed exceed Sixty-Five Thousand Dollars ($65,000) (the "De Minimis Amount");

          9.2.2 Seller shall not have any liability under Section 9.1.1.1 unless and until the total amount of Losses to the indemnified parties exceeds, in the aggregate, One Million Dollars ($1,000,000) (the "Deductible"), and then only to the extent that such Losses exceed One Million Dollars ($1,000,000), disregarding any individual claim that does not exceed the De Minimis Amount and then only to the extent that such Losses exceed the Deductible;

          9.2.3 Seller shall not have any liability under Section 9.1.1.1 for any Losses in excess of an amount equal to 10% in the aggregate of the Final Purchase Price, subject to the aggregation limitation set forth in Section 9.2.5;

          9.2.4 The limitations on indemnification in Sections 9.2.1, 9.2.2, and
9.2.3 shall not apply to any indemnification obligations arising from the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.6, 4.10, 4.12.1, and 4.19 (which indemnification with regard to Section 4.19 is subject to the limitations set forth in Section 9.4); and

          9.2.5 Notwithstanding anything herein to the contrary, Seller shall not have any liability under Sections 9.1.1.1 and 9.4 for any Losses in excess of an aggregate amount equal to 15% of the Final Purchase Price (inclusive of any indemnification obligations under Section 9.4).

     9.3 LIMITATIONS ON PURCHASER'S INDEMNIFICATION FOR BREACHES OF REPRESENTATIONS AND WARRANTIES:

          9.3.1 Purchaser shall not have any liability under Section 9.1.2.1 with respect to any individual claim for the breach of a representation and warranty, unless and until the Losses claimed exceed the De Minimis Amount;

          9.3.2 Purchaser shall not have any liability under Section 9.1.2.1 unless and until the total amount of Losses to the indemnified parties exceeds the Deductible, and then only to the extent that such Losses exceed the Deductible, disregarding any individual claim that does not exceed the De Minimis Amount, and then only to the extent that such Losses exceed the Deductible;

          9.3.3 Purchaser shall not have any liability under Section 9.1.2.1 for any Losses in excess of an amount equal to 10% in the aggregate of the Final Purchase Price; and

          9.3.4 The limitations on indemnification in Sections 9.3.1, 9.3.2,
9.3.3 shall not apply to any indemnification obligations arising from the representations and warranties set forth in Sections 5.1 and 5.2.

     9.4 LIMITATIONS ON INDEMNIFICATION FOR BREACHES OF SECTION 4.19.

          9.4.1 The Seller shall have no obligation under Section 9.1.1.1 to indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any Losses arising in connection with a breach of the representation and warranty set forth in Section 4.19 ("Environmental Liabilities") to the extent that such Environmental Liabilities:

               9.4.1.1 (a) result from, or (b) with respect to clause (y) below only, would not have arisen but for: (x) the Company, the Purchaser or any Purchaser Indemnified Party or third party at the direction of the Purchaser or any Purchaser Indemnified Party undertaking any drilling or sampling of soil or groundwater, or conducting investigations, including, sampling (regardless of whether purposeful or ancillary to other work) of drains, pipes, trenches, pits, floors, sumps, sewers, manholes, and containment areas, other than (1) as affirmatively required by an Order of a Governmental Body with jurisdiction over the property and the environment or by Environmental Law, (2) resulting from health and safety concerns so long as the Purchaser or the Company have conducted a reasonable investigation of the source of the concerns by means other than drilling or sampling of soil or groundwater, or sampling (regardless of whether purposeful or ancillary to other work) of drains, pipes, trenches, pits, floors, sumps, sewers, manholes, and containment areas, and receives consent from the Seller, which consent will not be unreasonably denied, or (3) as agreed to in writing by the Seller in its sole discretion; and (y) any change in the use of the real property to non-industrial purposes; or

               9.4.1.2 relate to remedial action that (a) was not undertaken in a reasonable and cost-effective manner, which would include, where appropriate, natural attenuation; or exceeded cleanup standards applicable to industrial properties, including, where available, risk-based cleanup standards; and (b) was not affirmatively required by a Governmental Body with jurisdiction over the property and the environment, or Environmental Law.

          9.4.2 The Seller shall have no obligations to the Purchaser or Purchaser Indemnified Parties for Environmental Liabilities that relate to remedial action to the extent such Environmental Liabilities arise out of or result from works undertaken as part of the remedial action that exceed the standards necessary to: (a) bring a condition into compliance with Environmental Laws; or (b) satisfy the requirements of an applicable Governmental Body. In the event a Loss occurs in connection with an alleged release (as defined in CERCLA or any other Environmental Law), or alleged releases of Hazardous Materials at or from a Company Property or a Former Property, it shall be presumed that such release and the presence of Hazardous Materials constitutes a breach of a representation or warranty under Section 4.19, unless Seller proves that no breach of any representation or warranty occurred or exists.

          9.4.3 The Seller shall not have any liability for Environmental Liabilities unless and until the total amount of Losses to the indemnified parties exceeds, in the aggregate, Two Hundred Thousand Dollars ($200,000) (the "Environmental Deductible"), and then only to the extent that such Losses exceed the Environmental Deductible; and

          9.4.4 Subject to the aggregation limitation set forth in Section 9.2.5, the Seller shall not have any liability for Environmental Liabilities for any Losses in excess of an amount equal to 7.5% in the aggregate of the Final Purchase Price.

     9.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS.

          9.5.1 The representations and warranties of the Purchaser and the Seller contained in this Agreement or in any instrument delivered pursuant hereto shall survive the Closing solely for the purposes of Article 9 and such representations and warranties shall terminate at 11:59 p.m. on the date that is eighteen (18) months after the Closing Date; except that (a) the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.6, and 4.12.1, with respect to Seller, and Sections 5.1 and 5.2 with respect to Purchaser shall survive the Closing and remain in effect indefinitely; (b) the representations and warranties contained in Section 4.10 shall survive the Closing until 30 days after the expiration of the applicable statute of limitations with respect to the matter to which the claim relates, as such limitation period may be extended from time to time; and (c) the representations and warranties contained in Section 4.19 shall survive the Closing and such representations and warranties shall terminate at 11:59 p.m. on the date that is six (6) years after the Closing Date. Any claim for indemnification with respect to any of such matters which is not asserted by notice given as herein provided relating thereto within such specified period of survival may not be pursued and is hereby irrevocably waived after such time. Any claim for indemnification of a Loss asserted within such period of survival as herein provided will be timely made for purposes hereof.

          9.5.2 Unless a specified period is set forth in this Agreement (in which event such specified period will control), the covenants in this Agreement shall survive the Closing and remain in effect indefinitely.

     9.6 GENERAL INDEMNIFICATION PROCEDURES.

          9.6.1 In the event that any Legal Proceedings shall be instituted or any claim or demand ("Claim") shall be asserted by any Person in respect of which payment may be sought under Section 9.1 (regardless of the De Minimis Amount, the Deductible, or the Environmental Deductible referred to above), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. Such notice shall identify specifically the basis under which indemnification is sought pursuant to Section
9.1 and enclose true and correct copies of any and all written documents furnished to the indemnified party by the Person that instituted the Claim. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within ten (10) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the reasonable expenses of defending such Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party (a) if so requested by the indemnifying party to participate or (b) if, in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation necessary to adequately protect the interest of the indemnified party; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The Parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim. The indemnified party shall promptly supply to the indemnifying party copies of all correspondence and documents relating to or in connection with such Claim and keep the indemnifying party fully informed of all developments relating to or in connection with such Claim (including providing to the indemnifying party on request updates and summaries as to the status thereof).

          9.6.2 After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within ten (10) Business Days after the date of such notice.

          9.6.3 The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

     9.7 TAX MATTERS

          9.7.1 Tax Indemnification.

               9.7.1.1 The Seller shall indemnify the Purchaser and its Affiliates (including the Company) and each of their respective officers, directors, employees, stockholders, and Representatives and hold them harmless from all liability for Excluded Taxes. Notwithstanding the foregoing, the Seller shall not indemnify and hold harmless the Purchaser and its Affiliates (including the Company) or any of their respective officers, directors, employees or Representatives, from any liability for Taxes attributable to any action taken on or after the Closing Date by the Purchaser, any of its Affiliates (including the Company) or any transferee of the Purchaser or any of its Affiliates (other than any such action consented to by the Seller, expressly required by Applicable Law or by this Agreement) (a "Purchaser Tax Act") or attributable to a breach by the Purchaser of its obligations under this Agreement.

               9.7.1.2 The Purchaser shall, and shall cause the Company to, indemnify the Seller and its Affiliates and each of their respective officers, directors, employees, stockholders and Representatives and hold them harmless from (a) all liability for Taxes of the Company for any taxable period ending after the Closing Date (except to the extent such taxable period began before the Closing Date, in which case the Purchaser's indemnity will cover only that portion of any such Taxes that are not for the Pre-Closing Tax Period), (b) all liability for Transfer Taxes and (c) all liability for Taxes attributable to a Purchaser Tax Act or to a breach by the Purchaser of its obligations under this Agreement.

               9.7.1.3 In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"):

                    9.7.1.3.1 real property Taxes ("Property Taxes") of the Company allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and

                    9.7.1.3.2 the Taxes (other than Property Taxes) of the Company allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the Effective Time on the Closing Date, applying all exemptions, allowances or deductions (including depreciation and amortization deductions) applicable to such Pre-Closing Tax Period.

          9.7.2 Procedures Relating to Indemnification of Tax Claims.

               9.7.2.1 If one Party is responsible for the payment of Taxes pursuant to Section 9.7.1 (the "Tax Indemnifying Party"), and the other Party (the "Tax Indemnified Party") receives notice of any deficiency, proposed adjustment, assessment, audit, examination, suit, dispute or other claim (a "Tax Claim") with respect to such Taxes, the Tax Indemnified Party shall promptly notify the Tax Indemnifying Party in writing of such Tax Claim. If notice of a Tax Claim is not given to the Tax Indemnifying Party within a sufficient period of time to allow such Party effectively to contest such Tax Claim, or in reasonable detail to apprise such Party of the nature of the Tax Claim, the Tax Indemnifying Party shall not be liable to the Tax Indemnified Party (or any of its Affiliates or any of their respective officers, directors, employees, stockholders or Representatives) to the extent that the Tax Indemnifying Party position is actually prejudiced as a result thereof.

               9.7.2.2 With respect to any Tax Claim, the Tax Indemnifying Party shall assume and control all proceedings taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative proceedings with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund or contest the Tax Claim in any permissible manner; provided, however, that in the case of a Tax Claim relating solely to Taxes of the Company for a

     Straddle Period, the Seller and the Purchaser shall jointly control all proceedings taken in connection with any such Tax Claim.

               9.7.2.3 The Tax Indemnified Party and each of its respective Affiliates shall cooperate with the Tax Indemnifying Party in contesting any Tax Claim, which cooperation shall include the retention and (upon the Tax Indemnifying Party's request) the provision to the Tax Indemnifying Party of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

               9.7.2.4 In no case shall the Tax Indemnified Party, the Company or any of their respective officers, directors, employees, stockholders or Representatives settle or otherwise compromise any Tax Claim without the Tax Indemnifying Party's prior written consent. Neither Party shall settle a Tax Claim relating solely to Taxes of the Company for a Straddle Period without the other Party's prior written consent.

          9.7.3 Responsibility for Preparation and Filing of Tax Returns and Amendments.

               9.7.3.1 For any taxable period of the Company that includes (but does not end on) the Closing Date, the Purchaser shall timely prepare and file with the appropriate authorities all Tax Returns required to be filed and shall pay all Taxes due with respect to such returns, reports and forms; provided that the Seller shall reimburse the Purchaser for any amount owed by the Seller pursuant to Section 9.7.1.1 with respect to the taxable periods covered by such Tax Returns. All such Tax Returns shall be prepared on a basis consistent with past practice. The Purchaser shall furnish such Tax Returns to the Seller for its approval (which approval shall not be unreasonably delayed or withheld) at least twenty (20) days prior to the due date for filing such Tax Returns.

               9.7.3.2 For any taxable period of the Company that ends on or before the Closing Date, the Seller shall timely prepare and the Purchaser or the Seller, as appropriate, shall timely file with the appropriate authorities all Tax Returns required to be filed. The Purchaser shall timely furnish tax work papers to the Seller upon request in accordance with the Seller's past custom and practice. The Seller shall pay all Taxes due with respect to such Tax Returns. Any Tax Returns to be filed by the Purchaser or the Company shall be furnished by the Seller to the Purchaser or Company, as the case may be, for signature and filing at least five (5) days prior to the due date for filing such Tax Returns and the Purchaser or Company, as the case may be, shall promptly sign and timely file any such Tax Return. The Purchaser and the Seller agree to cause the Company to file all Tax Returns for the period including the Closing Date on the basis that the relevant taxable period ended as of the Effective Time on the Closing Date, unless the relevant taxing authority will not accept a Tax Return filed on that basis.

               9.7.3.3 The Seller shall be responsible for filing any amended, consolidated, combined or unitary Tax Returns for taxable years ending on or prior to the Closing Date. For those jurisdictions in which separate Tax Returns are filed by the Company, any required amended Tax Returns shall be prepared by the Seller and furnished to the Purchaser or the Company, as the case may be, for signature and filing at least twenty (20) days prior to the due date for filing such Tax Returns, and the Purchaser or Company, as the case may be, shall promptly sign and timely file any such amended Tax Return.

          9.7.4 Cooperation.

               9.7.4.1 Each of the Seller, the Company, and the Purchaser shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees and Representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods.

               9.7.4.2 Such cooperation shall include the retention and (upon the other Party's request, at the other Party's cost and expense, and at the time and place mutually agreed upon by the Parties) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, to the extent such information and/or explanation is readily available and within the control of the Party to which such request is made. The responsibility to retain records and information shall include the responsibility to (a) retain such records and information as are required to be retained by any applicable taxing authority and (b) retain such records and information in machine-readable format where appropriate (to the extent such records and information are in such format as of the Closing Date) such that the requesting Party shall be able to readily access such records and information. The Purchaser and the Seller shall (1) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention arrangements entered into with any taxing authority, and (2) give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Purchaser, or the Seller, as the case may be, shall allow the other Party to take possession of such books and records at its sole cost and expense. The requesting Party shall reimburse the other Party for any reasonable out-of-pocket expenses, or costs of making employees available, upon receipt of reasonable documentation of such expenses or costs. Any information or explanation obtained pursuant to this Section 9.7.4.2 shall be maintained in confidence, except (x) as may be legally required in connection with claims for refund or in conducting or defending any Tax audit or other proceeding or (y) to the extent the disclosing Party provides written permission for such disclosure.

          9.7.5 Refunds and Credits.

               9.7.5.1 Any refunds or credits of Taxes of the Company for any Pre-Closing Tax Period or that are Excluded Taxes shall be for the account of the Seller, and shall be paid over to such Party within fifteen (15) calendar days. Any refunds or credits of the Company for any taxable period beginning after the Closing Date shall be for the account of the Purchaser, and shall be paid over to such Party within fifteen (15) calendar days. Any refunds or credits of Taxes of the Company for any Straddle Period shall be equitably apportioned between the Seller and the Purchaser. The Purchaser shall, if the Seller so requests and at the Seller's expense, file for and obtain any refunds or credits, or cause the Company to file for and obtain any refunds or credits, to which the Seller is entitled under this Section
     9.7.5 the Purchaser shall permit the Seller to control the prosecution of any such refund claim.

               9.7.5.2 The Purchaser shall cause the Company to elect, where permitted by Applicable Law, to carry forward any Tax asset arising in a taxable period beginning after the Closing Date that would, absent such election, be carried back to a Pre-Closing Tax Period in which the Company was included in a consolidated, combined or unitary return with the Seller or its Affiliates.

     9.8  EXCLUSIVE REMEDIES.

          9.8.1 The parties hereto agree that their respective remedies under
Article 9 of this Agreement are their sole and exclusive remedies under this Agreement or with respect to the transactions contemplated hereby, including without limitation, any matter based on the inaccuracy, untruth, incompleteness or breach of any representation or warranty of any party hereto contained herein or based on the failure of any covenant, agreement or undertaking herein, and the parties hereto hereby waive any claims with respect to any other right of contribution or indemnity available against any indemnifying party hereunder in such capacity on the basis of common law, statute or otherwise beyond the express terms of this Agreement; provided, however, that this exclusive remedy for damages does not preclude a party from bringing an action (i) for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement or any Seller Document or Purchaser Document; or (ii) for damages or an equitable remedy based on a knowing and intentional
(a) breach of a representation and warranty under this Agreement or (b) a misrepresentation, either such made with the intent to defraud or deceive;

          9.8.2 Notwithstanding any other provision of this Agreement, the liability for indemnification of any indemnifying party under this Agreement shall not exceed the actual damages of the party entitled to indemnification and shall not include incidental, consequential, indirect, special, punitive, exemplary or other similar damages (unless such damages are obtained against an indemnified Party by a third party), other than compensatory damages; and

          9.8.3 Each of the Seller and Purchaser hereby acknowledge and agree that the provisions of this ARTICLE 9, including those of this Section 9.8, were specifically bargained for and reflected in the amounts payable to Seller pursuant to ARTICLE 2.

                                   ARTICLE 10

                                 MISCELLANEOUS

     10.1 CERTAIN DEFINITIONS.

     For purposes of this Agreement, the following terms shall have the meanings specified in this Section 10.1:

     "Accounting Principles" means GAAP, and where a specific method, principle or calculation with GAAP is specified in the accounting principles set forth in Exhibit B, means a calculation made in a consistent manner (to the extent applicable) in accordance with such specific method, principle or calculation. For purposes of any application of the Accounting Principles hereunder, GAAP is to be applied on a basis consistent with those principles reflected by the Company in the preparation of the Historical Financial Statements, as modified or supplemented by Exhibit B.

     "Acquisition Proposal" shall have the meaning set forth in Section 6.15.

     "Adjustment Amount" shall have the meaning set forth in Section 2.2.4.

     "Adjustment Period" shall have the meaning set forth in Section 2.1.1.

     "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.

     "Affiliated Group" shall have the meaning set forth in Section 4.10.11.

     "Agreement" shall have the meaning set forth in the preamble to this Agreement.

     "Antitrust Laws" means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other federal, state and foreign statutes, rules, regulations, Orders, administrative and judicial doctrines, and other Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

     "Applicable Law" shall have the meaning set forth in Section 4.5.1.

     "Approved Absence" shall have the meaning set forth in Section 6.3.1.

     "Balance Sheet" shall have the meaning set forth in Section 4.7.1.

     "Balance Sheet Date" shall have the meaning set forth in Section 4.7.1..

     "Business Day" means any day of the year not a Saturday or a Sunday on which national banking institutions in Detroit, Michigan are open to the public for conducting business and are not required or authorized to close.

     "Capital Stock" means any capital stock, partnership, membership, joint venture or other ownership or equity interest, participation or securities (whether voting or non-voting, whether preferred, common or otherwise, and including stock appreciation, contingent interest or similar rights) of a Person.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.).

     "Claim" shall have the meaning set forth in Section 9.6.1.

     "Closing" shall have the meaning set forth in Section 3.1.

     "Closing Date" shall have the meaning set forth in Section 3.1.

     "Closing Date Working Capital" shall have the meaning set forth in Section 2.2.1.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Company" shall have the meaning set forth in the recitals of this Agreement.

     "Company Intellectual Property" shall mean all Intellectual Property owned by the Company.

     "Company Material Adverse Effect" means any change, effect, event, occurrence or state of facts that could reasonably be expected to (a) be materially adverse to the business, condition (financial or otherwise), assets, liabilities, or results of operations of the Company taken as a whole, or (b) materially adversely affect the ability of the Seller and the Company to consummate the transactions contemplated by this Agreement in a timely manner; provided, however, that the effects of changes (1) that are generally applicable to general economic, political or market conditions in any country in which the Company operates, or (2) from any action that is specifically required to be taken by, or from the failure to take any action that is specifically prohibited by, this Agreement, will, in each case, be excluded from the determination of Company Material Adverse Effect.

     "Company Plans" shall have the meaning set forth in Section 4.15.1.

     "Company Property" or "Company Properties" shall have the meaning set forth in Section 4.11.1.

     "Company Retirees" shall have the meaning set forth in Section 6.3.6.

     "Computer Software" shall have the meaning set forth in Section 4.13.10.

     "Confidential Information" shall have the meaning set forth in Section
6.5.2.

     "Confidentiality Agreement" means that certain confidentiality and non-disclosure agreement dated as of September 13, 2005 between the Seller and the Purchaser.

     "Consent" means any consent, permit, or authorization

     "Contract" means any contract, agreement, plan, understanding, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement, whether written or oral.

     "Deductible" shall have the meaning set forth in Section 9.2.2.

     "De Minimis Amount" shall have the meaning set forth in Section 9.2.1.

     "Desktop Software" shall have the meaning set forth in Section 4.13.13.

     "Effective Time" shall have the meaning set forth in Section 1.1.

     "Employees" shall have the meaning set forth in Section 6.3.1.

     "Environmental Deductible" shall have the meaning set forth in Section
9.4.3.

     "Environmental Law" means any applicable federal, state or local statute, regulation, official policy issued by a Governmental Body, ordinance, or rule of common law in effect as of the Closing Date relating to (i) the protection of the environment including, and/or natural resources and/or the protection of persons and property from Hazardous Materials, including any applicable provisions of CERCLA, RCRA, the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), and the regulations promulgated pursuant thereto, any comparable state or foreign law, regulations, rules, or official policy issued by a Governmental Body, all as amended, and (ii) any Order of a Governmental Body relating to the environment, natural resources, or the protection of the environment or relating to property damage or personal injury in connection with Hazardous Materials released into or migrating in the environment.

     "Environmental Liabilities" shall have the meaning set forth in Section 9.4.1.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" shall have the meaning set forth in Section 4.15.1.

     "Excluded Taxes" means any liability, obligation or commitment, whether or not accrued, assessed or currently due and payable, (i) for any Taxes of the Company for any Pre-Closing Tax Period and (ii) as a result of Treasury Regulation Section 1.1502-6(a) for Taxes of the

Seller or any other corporation which has been affiliated with the Seller (other than the Company).

     "Final Purchase Price" shall have the meaning set forth in Section 2.1.1.

     "Financial Commitment" shall have the meaning set forth in Section 6.11.

     "Financial Statements" shall have the meaning set forth in Section 4.7.2.

     "Foreign Governmental Approval" shall have the meaning set forth in Section 6.9.

     "GAAP" means generally accepted United States accounting principles.

     "Governmental Body" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

     "Hazardous Material" means any substance, material or waste that is characterized, classified or designated under any Environmental Law as a hazardous substance, toxic substance, pollutant, contaminant or words of similar meaning or effect, including, petroleum and its by-products, PCBs, crude oil or any fraction thereof, natural gas, natural gas liquids or synthetic gas usable for fuel, or isomers of dioxin.

     "Historical Financial Statements" shall have the meaning set forth in
Section 4.7.1.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended.

     "Initial Purchase Price" shall have the meaning set forth in Section 2.1.1.

     "Intellectual Property" means all inventions, improvements, patents, utility models, designs, trade names, trade dress, trade secrets, trademarks, service marks, d/b/a's, domain names, copyrights, know-how, software, databases and other proprietary rights (including all grants, registrations or applications therefor), and all goodwill associated therewith and applications or registrations therefor, currently used in the business as presently conducted and as conducted up to and through the Closing Date.

     "Interim Financial Statements" shall have the meaning set forth in Section 4.7.2.

     "Inventory" shall have the meaning set forth in the Accounting Principles.

     "IRS" means the Internal Revenue Service of the United States.

     "Knowledge of the Purchaser" means the actual knowledge, after due inquiry, of the senior officers of the Purchaser or other employees of the Purchaser actively involved in the transactions contemplated hereby.

     "Knowledge of the Seller" means the actual knowledge, after due inquiry, of the individuals identified on Annex 1.

     "Law" means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement.

     "Leased Real Property" or "Leased Real Properties" shall have the meaning set forth in Section 4.11.1.

     "Leased Warehouse Property" shall have the meaning set forth in Section 4.11.10.

     "Legal Proceeding" means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.

     "Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

     "Losses" means any and all losses, claims, expenses, damages, Orders, judgments, settlements, debts, liabilities, penalties, fines, obligations, interest (including prejudgment interest), costs and expenses (including court costs and reasonable attorneys' fees and expenses and all costs of defense and investigation), and shall include any payments made by the Purchaser or the Company to any transferee to whom the Purchaser or the Company transfers any of the Company Properties, where such payments result from any breach of any representation or warranty of the Seller set forth in Section 4.19.

     "Material Contracts" shall have the meaning set forth in Section 4.14.1.

     "Objection Notice" shall have the meaning set forth in Section 2.2.2.

     "Order" means any order, injunction, temporary restraining order, judgment, decree, ruling, charge, writ, assessment or arbitration award.

     "Ordinary Course of Business" means the ordinary course of business of the Company, consistent with past practice.

     "Outstanding Indebtedness" means, with respect to the Company, without duplication:

               (A) all liabilities of the Company for borrowed money, whether current or funded, secured or unsecured, all obligations of the Company evidenced by bonds, debentures, notes or similar instruments;

               (B) all liabilities of the Company for the deferred purchase price of property (including all liabilities created or arising under any conditional sale or other title retention Contract with respect to any such property), and all liabilities of the Company for "earn-out", contingent or similar type payments;

               (C) all liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as finance or capital leases on a balance sheet of the Company under the Accounting Principles, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with the Accounting Principles;

               (D) (1) all liabilities of the Company for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction securing obligations of a Person of a type described in clauses (A), (B) or (C) above only to the extent of the obligation secured and only to the extent actually drawn down or borrowed, and (2) all such liabilities for which the Company is responsible or liable as obligor, guarantor or otherwise, only to the extent of the obligation secured and only to the extent actually drawn down or borrowed;

               (E) all liabilities of the Company in respect of uncashed checks issued by the Company, and all cash or bank overdrafts of the Company, in each case, to the extent not already netted out in the calculation of cash;

               (F) all other liabilities required to be reported as short-term or long-term indebtedness on a balance sheet of the Company prepared in accordance with the Accounting Principles;

               (G) all penalty payments, premiums, charges, yield maintenance amounts and other expenses (1) payable as a result of or in connection with the prepayment of any obligations of the types referred to in clauses (A) through (F) (assuming for purposes of calculating such amounts that such prepayment occurs immediately prior to or at the time of the Closing on the Closing Date), or (2) in respect of obligations of the types referred to in clauses (A) through (F) above that are triggered or accelerated solely as a result of the transactions contemplated hereby; and

               (H) all liabilities of the type described in any of clauses (A) through (G) above of any partnership or joint venture as to which the Company is or may become liable.

in all cases (other than clause (G)) as measured immediately prior to the Closing and in the case of clause (G), assuming such prepayment occurs, or obligation is triggered or accelerated, immediately prior to or at the time of the Closing on the Closing Date.

     "Owned Property" or "Owned Properties" shall have the meaning set forth in
Section 4.11.1.

     "Parties" and "Party" shall have the meaning set forth in the recitals of this Agreement.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "PCBs" means polychlorinated biphenyls.

     "Permits" means any authorizations, consents, licenses, permits, exemptions, certificates, waivers, rights, franchises, orders on approvals of, and registration with, any Governmental Body.

     "Permitted Encumbrances" shall have the meaning set forth in Section
4.12.1.

     "Person" means any individual, partnership, joint venture, trust, corporation, limited liability entity, unincorporated organization or other entity (including a Governmental Body).

     "Pre-Closing Tax Period" means, with respect to the Company, any Tax period (or portion thereof) ending on or before the Closing Date.

     "Property Taxes" shall have the meaning set forth in Section 9.7.1.3.1.

     "Purchaser" shall have the meaning set forth in the preamble of this Agreement.

     "Purchaser DC Plan" shall have the meaning set forth in Section 6.3.5.

     "Purchaser Documents" shall have the meaning set forth in Section 5.2.

     "Purchaser Indemnified Parties" shall have the meaning set forth in Section 9.1.

     "Purchaser Tax Act" shall have the meaning set forth in Section 9.7.1.1.

     "RCRA" means the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.).

     "Representatives" shall have the meaning set forth in Section 6.5.2.

     "Retiree Plan" shall have the meaning set forth in Section 6.3.6.

     "Schedule" shall mean the Schedule attached to this Agreement.

     "Section 338(h)(10) Election" shall have the meaning set forth in Section 6.18.1.

     "Securities Act" shall have the meaning set forth in Section 5.5.

     "Seller" shall have the meaning set forth in the preamble of this Agreement.

     "Seller Documents" shall have the meaning set forth in Section 4.2.

     "Seller Marks" shall have the meaning set forth in Section 6.6.

     "Seller Retirees" shall have the meaning set forth in Section 6.3.6.

     "Shares" shall have the meaning set forth in the recitals of this Agreement.

     "Straddle Period" shall have the meaning set forth in Section 9.7.1.3.

     "Subsidiaries" means any corporations or other entities (including partnerships and other business associations and joint ventures) with respect to which a Person (or a subsidiary thereof) directly or indirectly owns at least a majority of the voting power represented by the outstanding Capital Stock or other voting securities or interest having voting power under ordinary circumstances to elect a majority of the directors or similar members of the governing body, or otherwise to direct the management and policies, of such corporations or entities.

     "Target Working Capital" shall mean Thirty-Four Million Five Hundred Thousand Dollars ($34,500,000).

     "Tax Claim" shall have the meaning set forth in Section 9.7.2.1.

     "Tax Indemnified Party" shall have the meaning set forth in Section
9.7.2.1.

     "Tax Indemnifying Party" shall have the meaning set forth in Section
9.7.2.1.

     "Tax Return" means all returns, declarations, documents, reports, estimates, information returns, statements or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to any Taxes.

     "Taxes" means (i) all federal, state, local or foreign or other subdivision or taxing agency thereof (including a United States possession), whether computed on a separate, consolidated, unitary, combined or any other basis, taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, capital, sales, use, ad valorem, value added, alternative or add-on minimum, transfer, franchise, profits, inventory, Capital Stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, real or personal and estimated taxes, customs duties, fees, assessments environmental, goods and services, profits, single business, and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i), and
(iii) "Tax" shall have the correlative meaning any transferee liability in respect of any items described in clauses (i) and/or (ii).


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

     "Technology" means, collectively, all designs, formulas, algorithms, procedures, techniques, ideas, know-how, software, tools, inventions, creations, improvements, works of authorship other similar materials relating to the Company's products, and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the above, in any form, whether or not specifically listed herein, and all related technology used in, incorporated in, embodied in or displayed by any of the foregoing, or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing.

     "Title Defects" shall have the meaning set forth in Section 4.11.1.

     "Trade Accounts Payable" shall have the meaning set forth in the Accounting Principles.

     "Trade Receivables" shall have the meaning set forth in the Accounting Principles.

     "Transfer Taxes" means all sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever.

     "Transition Services Agreement" shall have the meaning set forth in Section 7.3.3.

     "Unrelated Accounting Firm" shall have the meaning set forth in Section 2.2.3.

     "U.S. Dollars" or "Dollars" means the legal currency of the United States.

     "Working Capital" means as of the applicable date, Inventory, Trade Receivables, and Trade Accounts Payable prepared on a basis consistent with the Accounting Principles.

     10.2 PAYMENT OF TRANSFER TAXES.

          10.2.1 The Purchaser and the Seller shall each be liable for and shall pay 50% of all Transfer Taxes applicable to, or resulting from, the transactions contemplated by this Agreement, and the Purchaser and the Seller shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such Tax Laws.

          10.2.2 The Purchaser and the Seller shall cooperate with each other in attempting to minimize Transfer Taxes, if any.

          10.2.3 The Purchaser shall provide to the Seller, and the Seller shall provide to the Purchaser, all exemption certificates with respect to Transfer Taxes that may be provided for under Applicable Law. Such certificates shall be in the form, and shall be signed by the proper Party, as provided under Applicable Law.

     10.3 EXPENSES. Except as otherwise provided in this Agreement, the Seller and the Purchaser shall each bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall the Company bear any of such costs and expenses.


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

     10.4 FURTHER ASSURANCES. The Seller and the Purchaser each agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

     10.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

     10.6 SUBMISSION TO JURISDICTION; CONSENT TO SERVICE OF PROCESS.

          10.6.1 The Parties hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Michigan over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each Party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action, or proceeding related thereto may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by Applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

          10.6.2 Each of the Parties hereby consents to process being served by any Party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 10.10.

     10.7 RECOVERY OF FEES BY PREVAILING PARTY. In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the Party which does not prevail in such litigation, as determined by the court in a final judgment or decree, shall pay to the prevailing Party all costs, expenses and reasonable attorneys' fees incurred by the prevailing Party, including such costs, expenses and fees of any appeals. If the prevailing Party shall recover judgment in any action or proceeding, its costs, expenses and attorneys' fees shall be included as part of such judgment.

     10.8 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement (including the schedules hereto) represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

     10.9 TABLE OF CONTENTS AND HEADINGS. The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

     10.10 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (i) delivered personally or
(ii) mailed by certified or registered mail, return receipt requested, or (iii) sent by FedEx or other nationally recognized express carrier, fee prepaid to the Parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a Party may have specified by notice given to the other Parties pursuant to this provision):

     If to the Seller:          Tecumseh Products Company
                                100 E. Patterson Street
                                Tecumseh, Michigan 49286
                                Attn: James S. Nicholson
                                Facsimile: (517) 423-0200

     With a copy to:            Miller, Canfield, Paddock and Stone, P.L.C.
                                840 West Long Lake Road, Suite 200
                                Troy, Michigan 48098
                                Attn: David D. Joswick, Esq.
                                Facsimile: (248) 879-2001

     If to the Purchaser, to:   Franklin Electric Co., Inc.
                                400 E. Spring Street
                                Bluffton, Indiana 46714
                                Attn: Thomas J. Strupp
                                Facsimile: (260) 827-5632

     With a copy to:            Schiff Hardin LLP
                                6600 Sears Tower
                                Chicago, Illinois 60606
                                Attn: Robert J. Regan and David P. McHugh
                                Facsimile: (312) 258-5600

     10.11 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

     10.12 BINDING EFFECT; NO THIRD PARTY BENEFICIARIES; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a Party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Seller or the Purchaser (by operation of law or otherwise) without the prior written consent of the other Parties hereto and any attempted assignment without the required consents shall be void.

     10.13 DISCLOSURE SCHEDULES. No reference to or disclosure of any item or other matter in any Section or Schedule of this Agreement shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement.

     10.14 RULES OF CONSTRUCTION. Interpretation of the Seller Documents and the Purchaser Documents (except as specifically provided in any such agreement, in which case such specified rules of construction shall govern with respect to such agreement) shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Annex, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Annexes, Exhibits and Schedules to this Agreement unless otherwise specified;
(c) the word "including" and words of similar import when used in the this Agreement shall mean "including without limitation," unless otherwise specified;
(d) the word "or" shall not be exclusive; (e) provisions shall apply, when appropriate, to successive events and transactions; (f) the headings contained in this Agreement or the Seller Documents or the Purchaser Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; and (g) this Agreement and each of the Seller Documents and the Purchaser Documents shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

     10.15 COUNTERPARTS. This Agreement and each of the Seller Documents and the Purchaser Documents may be executed in one or more counterparts, and by the different Parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or a Seller Document or a Purchaser Document by facsimile shall be as effective as delivery of a manually executed counterpart of any such agreement.

     10.16 SCHEDULES, ANNEXES, AND EXHIBITS. The Schedule and all Annexes and Exhibits attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.


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

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PURCHASER:

FRANKLIN ELECTRIC CO., INC.


By: /s/ R. Scott Trumbull
    ---------------------------------
Name: R. Scott Trumbull
Title: Chairman & CEO


SELLER:

TECUMSEH PRODUCTS COMPANY


By: /s/ James S. Nicholson
   ----------------------------------
Name: James S. Nicholson
Title: Vice President, Treasurer
       and Chief Financial Officer